Exhibit 10.10

PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[****]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

This is a PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT dated as of November 27, 2019 by and between (i) HIMS, INC., a Delaware corporation, as a borrower, and any other Person that executes a Joinder Agreement to become a borrower under this Agreement, and (ii)(A) TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation, in its capacity as the sole and initial lender (in such capacity, “TPVG”) and in its capacity as Collateral Agent pursuant to the Collateral Agency Agreement (as defined herein) (in such capacity, “Collateral Agent”) (in such capacity, TPVG or any other lender signatory hereto from time to time, in their respective capacities as lenders, each a “Lender” and collectively the “Lenders”).

The words “We”, “Us”, and “Our” refer to Lenders and Collateral Agent, collectively. Unless otherwise specified, the words “You” and “Your” refer to each of and all of HIMS, INC. and any other Person that executes a Joinder Agreement to become a borrower under this Agreement, and, not to any individual, and HIMS, INC., and any other Person that executes a Joinder Agreement to become a borrower under this Agreement, shall be jointly and severally liable for any and all of Your agreements and obligations under this Agreement. The words “the Parties” refers to each of and all of Lenders, Collateral Agent, HIMS, INC. and any other Person that executes a Joinder Agreement to become a borrower under this Agreement. This Plain English Growth Capital Loan and Security Agreement may be referred to as the “Agreement”.

The Parties agree to the following mutual agreements and conditions listed below:

GROWTH CAPITAL LOAN FACILITY INFORMATION
Facility Number Part 1: [****] Part 2: [****]

Commitment Amount

Part 1: $25,000,000, available on the Closing Date allocated between Lenders as follows:

TPVG Commitment                     $25,000,000

Amount

Part 2: $25,000,000, available upon full utilization of the Part 1 Commitment Amount, Upon Request and Additional Approval and execution of a warrant agreement in substantially the same form as the Warrant Agreement executed on the Closing Date (“Part 2 Availability”), allocated between Lenders in a manner to be determined

Minimum Advance Amount Parts 1 and 2: None	Availability Period Part 1: Closing Date through December 31, 2020 Part 2: Upon Part 2 Availability through December 31, 2020	Loan Term Parts 1 and 2: See Table of Terms, “Advance Options”

Interest Rate

Parts 1 and 2: See Table of Terms, “Advance Options”

(As used herein, “Prime Rate” shall be a percentage equal to the Prime Rate published in the Wall Street Journal; however, in no event shall the Prime Rate be less than 5.5%.)

Security Interest First priority security interest in all Collateral; negative pledge on Intellectual Property, all as further set forth in Section 8 hereof	End Of Term Payment Parts 1 and 2: See Table of Terms, “Advance Options”	Facility Fee Part 1: $125,000 due on the Closing Date, Part 2: $125,000 due upon the initial Advance under the Part 2 Commitment Amount, allocated between Lenders in a manner to be determined	Right To Invest You grant Lenders the right to invest up to $1,000,000 in the aggregate for both Lenders in Your next round of equity financing per Section 19

ADVANCE OPTIONS

Option A

Loan Term: 3 Months (Months 1-3 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 0.50%

End of Term Payment: 0.25% of each Advance

*This Advance Option A, may not be selected without the prior written consent of Working Capital Lender

Option B

Loan Term: 6 Months (Months 1-6 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 1.75%

End of Term Payment: 0.75% of each Advance

*This Advance Option B, may not be selected without the prior written consent of Working Capital Lender

Option C

Loan Term: 9 Months (Months 1-9 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 2.00%

End of Term Payment: 1.75% of each Advance

*This Advance Option C, may not be selected without the prior written consent of Working Capital Lender

Option D

Loan Term: 12 Months (Months 1-12 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 2.00%

End of Term Payment: 3.00% of each Advance

*This Advance Option D, may not be selected without the prior written consent of Working Capital Lender

Option E

Loan Term: 15 Months (Months 1-15 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 2.25%

End of Term Payment: 4.25% of each Advance

*This Advance Option E, may not be selected without the prior written consent of Working Capital Lender

Option F

Loan Term: 18 Months (Months 1-18 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 3.00%

End of Term Payment: 4.50% of each Advance

*This Advance Option F, may not be selected without the prior written consent of Working Capital Lender

Option G

Loan Term: 24 Months (Months 1-24 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 4.25%

End of Term Payment: 5.00% of each Advance

*This Advance Option G, may not be selected without the prior written consent of Working Capital Lender

Option H

Loan Term: 24 Months of principal and interest payments

Interest Rate: Prime Rate plus 2.25%

End of Term Payment: 3.25% of each Advance

*This Advance Option H, may not be selected without the prior written consent of Working Capital Lender

Option I

Loan Term: 36 Months of principal and interest payments

Interest Rate: Prime Rate plus 3.25%

End of Term Payment: 5.5% of each Advance

*This Advance Option I, may not be selected without the prior written consent of Working Capital Lender

Option J

Loan Term: 48 Months of principal and interest payments

Interest Rate: Prime Rate plus 4.50%

End of Term Payment: 6.00% of each Advance

*This Advance Option J, may not be selected without the prior written consent of Working Capital Lender

Option K

Loan Term: 36 Months (Months 1-6 interest only, followed by 30 months of principal and interest payments)

Interest Rate: Prime Rate plus 4.25%

End of Term Payment: 4.25% of each Advance

*This Advance Option K, may not be selected without the prior written consent of Working Capital Lender

Option L

Loan Term: 36 Months (Months 1-12 interest only, followed by 24 months of principal and interest payments)

Interest Rate: Prime Rate plus 4.50%

End of Term Payment: 5.25% of each Advance

*This Advance Option L, may not be selected without the prior written consent of Working Capital Lender

Option M

Loan Term: 36 Months (Months 1-18 interest only, followed by 18 months of principal and interest payments)

Interest Rate: Prime Rate plus 4.75%

End of Term Payment: 6.00% of each Advance

*This Advance Option M, may not be selected without the prior written consent of Working Capital Lender

	Option N Loan Term: 42 Months (Months 1-18 interest only, followed by 24 months of principal and interest payments) Interest Rate: Prime Rate plus 5.50% End of Term Payment: 6.50% of each Advance	Option O Loan Term: 48 Months (Months 1-6 interest only, followed by 42 months of principal and interest payments) Interest Rate: Prime Rate plus 5.75% End of Term Payment: 6.75% of each Advance

Option P Loan Term: 48 Months (Months 1-12 interest only, followed by 36 months of principal and interest payments) Interest Rate: Prime Rate plus 6.00% End of Term Payment: 7.25% of each Advance

Option Q

Loan Term: 30 Months (Months 1-30 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 4.75%

End of Term Payment: 6.00% of each Advance

*This Advance Option Q, may not be selected without the prior written consent of Working Capital Lender

Option R

Loan Term: 36 Months (Months 1-36 interest only, with principal due at the end of the Loan Term)

Interest Rate: Prime Rate plus 5.00%

End of Term Payment: 7.00% of each Advance

*This Advance Option R, may not be selected without the prior written consent of Working Capital Lender

Option S Loan Term: 42 Months (Months 1-42 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 5.75% End of Term Payment: 8.00% of each Advance	Option T Loan Term: 48 Months (Months 1-48 interest only, with principal due at the end of the Loan Term) Interest Rate: Prime Rate plus 6.50% End of Term Payment: 8.50% of each Advance

Option U only available in connection with Option T

Loan Term: The Loan Term for advances under Option T may be extended by an additional 12 months of interest only, for a total of 60 Months (Months 1-60 interest only, with remaining principal due at the end of the Loan Term), upon Your request in writing to Us and Our approval, which We may approve in Our sole discretion

Interest Rate: Prime Rate plus 7.00%

End of Term Payment: 9.00% of each Advance

*This Advance Option U, may also not be selected without the prior written consent of Working Capital Lender

OUR CONTACT INFORMATION
Name TPVG and Collateral Agent: TriplePoint Venture Growth BDC Corp.	Address For Notices 2755 Sand Hill Rd., Ste. 150 Menlo Park, CA 94025 Tel: (650) 854-2090 Fax: (650) 854-1850	Contact Person Sajal Srivastava, President Tel: (650) 233-2102 Fax: (650) 854-1850 email: legal@triplepointcapital.com

YOUR CONTACT INFORMATION

Customer Name HIMS, INC.	Address For Notices 1 Letterman Drive, Bld. C, Suite 3500 San Francisco, CA 94129	Contact Person Spencer Lee, CFO Tel: (310) 721-6995 Fax: N/A email: spencer@forhims.com

Capitalized terms defined in the Table of Terms shall have the meanings given to those terms in such table, and other capitalized terms not otherwise defined in the body of this Agreement are defined in Section 21. Any accounting term not specifically defined herein shall be construed in accordance with GAAP, and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person should be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

1.	WHAT THE PARTIES AGREE TO FINANCE; DESIGNATION OF LEAD BORROWER

Provided that the conditions in Sections 4 and 5 and elsewhere in this Agreement are met, each Lender (severally and not jointly or jointly and severally) will lend to You the Parts of the Commitment Amount specified for such Lender as reflected in the Table of Terms and You agree to use such proceeds to finance any of Your general corporate needs. Lenders will lend to You advances (each an “Advance”) in minimum amounts as set forth in the Table of Terms up to a maximum of the Commitment Amount for each Part as provided in the Table of Terms; provided, that each Lender’s funding obligation with respect to any Advance (x) shall be several and not joint or joint and several, (y) shall be in an amount equal to its Pro Rata Share thereof, and (z) shall not exceed the then remaining unfunded amount of such Lender’s individual Commitment Amount for the applicable Part as provided in the Table of Terms. Each Lender’s obligation to fund Advances under each Part of the Commitment Amount under this Agreement will end on the last day of the Availability Period noted in the Table of Terms for such Part.

Any Person that executes a Joinder Agreement to become a borrower under this Agreement hereby designates HIMS, INC., as its representative and agent on its behalf for the purposes of giving and receiving all Advance Requests and all other notices and consents under this Agreement or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Person that executes a Joinder Agreement to become a borrower under this Agreement, under this Agreement and the other Loan Documents. HIMS, INC., hereby accepts such appointment. We may regard any notice or other communication pursuant to this Agreement or any other Loan Document from HIMS, INC., as a notice or communication from all of You, and may give any notice or communication required or permitted to be given to any of You hereunder to HIMS, INC., on behalf of each of You. Each of You agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on Your behalf by HIMS, INC., shall be deemed for all purposes to have been made by each of You and shall be binding upon and enforceable against each of You to the same extent as if the same had been made directly by each of You.

2.	YOU WILL ENTER INTO MULTIPLE PROMISSORY NOTES

The Plain English Growth Capital Promissory Note in the form of Exhibit A (the “Promissory Note”) is the document You will enter into in favor of each Lender each time an Advance is to be funded (it being understood that separate Promissory Notes will be issued to each Lender with respect to each Advance). The Promissory Note will contain the specific financial terms of the Advance (e.g. amount funded, interest rate, maturity date, Advance Date, payment due dates etc.) and all of the terms and conditions of this Agreement are incorporated in and made a part of each Promissory Note. There may be multiple Promissory Notes associated with this Agreement.

3.	YOUR LOAN FACILITY COMMITMENT AMOUNT MAY BE DIVIDED INTO PARTS

The Commitment Amount and/or its corresponding parts (if any) will be noted in the Table of Terms (“Parts”). For purposes of this Agreement, references to the Commitment Amount shall mean the Part or Parts which are available and in effect. Certain terms or conditions associated with the availability of such Part are listed in the Table of Terms. As to any Part that is available “Upon Request and Additional Approval”, You are required to make a request to utilize that additional Part in writing to Lenders (the “Commitment Increase Request Notice”), prior to Your submission of a corresponding Advance Request. After Lenders’ receipt of the Commitment Increase Request Notice, Lenders will review the information available to them and conduct any legal and business due diligence deemed necessary by them in connection with their attempt to obtain their respective requisite credit approvals and such approval shall be in each Lender’s sole discretion. Each Lender’s agreement to consider providing the additional Part is not, and is not to be construed as, a commitment, offer, or agreement to provide such additional Part.

4.	HOW WILL YOU REQUEST ADVANCES

In addition to the requirements of Section 5 set forth below, You agree to follow the procedures listed below to have Lenders extend an Advance to You:

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You will submit to Us (by facsimile, mail or electronic mail) a completed Advance Request in the form attached as Exhibit B signed by HIMS, INC.’s Chief Executive Officer, President or Chief Financial Officer. The Advance Request shall be irrevocable.

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Such Advance Request must be submitted and received by Us no later than 5:00 p.m. PT five (5) Business Days prior to the last day of the applicable Availability Period. Any Advance Request submitted after 5:00 p.m. PT shall be considered received the following Business Day.

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Each Advance Request will state a requested funding date that is at least five (5) Business Days after the date such Advance Request is submitted to Us and in the event You are requesting an Advance under Advance Options A, B, C, D, E, F, G, H, I, J, K, L, M, Q, R or U, You shall have provided Us with written consent from the Working Capital Lender.

After We check and approve the information You provide in the Advance Request, We will prepare and provide to You Promissory Notes for each Lender and an amortization schedule (consistent with this Agreement) for Your signature. Upon receipt of the Promissory Notes signed by Your authorized officer and confirmation by Us that all conditions to funding an Advance have been met, each Lender will then advance its Pro Rata Share of the requested funds to You.

All the terms, conditions, and covenants of this Agreement shall apply to all Advances whether or not each Advance is evidenced by a Promissory Note. You agree that We may rely on, and shall be fully protected in relying upon, any notice or Advance Request given by any person We reasonably believe to be Your authorized representative without the necessity of Our conducting an independent investigation, including Your contact person listed in the Table of Terms.

5.	CONDITIONS FOR US TO MAKE LOANS TO YOU

Each Lender’s obligation to fund any Advance that You request under this Agreement is subject to satisfaction of each of the conditions set forth in Sections 4 and 18 and each of the following conditions:

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The representations and warranties in this Agreement shall be true, complete and correct in all material respects on and as of the date(s) Lenders fund each Advance with the same effect as though they were made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall remain true, complete and correct in all material respects as of such earlier date; provided, however, that such materiality qualifiers shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof. Each Advance Request will constitute Your representation and warranty on the relevant Advance Date as to the matters provided in Sections 11 and 12 and as to the matters set forth in the Advance Request.

•

You shall be in compliance with all the terms and provisions set forth in this Agreement, each Promissory Note and each other Loan Document, and at the time of and immediately after such Advance: (a) no Event of Default shall have occurred and be continuing, and (b) no fact or conditions shall exist that would (or would with the passage of time, the giving of notice, or both) constitute an Event of Default under this Agreement or any other Loan Document.

•

You shall provide Collateral Agent with all appropriate assignments, notices and control agreements that are necessary or desirable to perfect or maintain Collateral Agent’s first priority (subject to Permitted Liens that are specifically designated as being senior in priority) Lien in all of the Collateral.

•

You shall have paid to each Lender the entire amount of its respective portion of the Facility Fee then due and payable to such Lender as indicated in the Table of Terms relating to the Part under which such Advance is funded. Notwithstanding anything to the contrary herein, all commitment deposit amounts paid by You will be applied to the Part 1 Facility Fee of $125,000 and the $15,000 diligence expense fee due on the Closing Date. Pursuant to Section 20, You shall not be responsible for any legal costs and expenses incurred by Us on or prior to the Closing Date.

•	No event or circumstance shall exist or have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

•	You shall have delivered to each Lender the Warrant Agreement to be issued to such Lender.

•

We shall have received all of the agreements, documents, instruments and other items set forth in the Schedule of Documents attached hereto as Schedule 2, each in form and substance reasonably satisfactory to Us.

•	We shall have received certificates of insurance, endorsements and other documents evidencing Your compliance with Section 10 in form and substance reasonably acceptable to Us.

•

With respect to the Part 2 Commitment Amount, if made available, You shall have delivered to each Lender the warrant agreement to be entered into between You and such Lender after the Closing Date with respect to the Part 2 Commitment Amount, which warrant agreement shall be substantially in the same form as the Warrant Agreement executed on the Closing Date.

•	You shall submit to Us any other documents and other information that We may reasonably request.

6.	YOU MAY PREPAY YOUR PROMISSORY NOTES

You may at any time prepay all Promissory Notes with respect to any Advance in full (but not in part), by (a) giving five (5) Business Days prior written notice to Us, and (b) paying: (i) the principal amount being prepaid and all accrued interest calculated as if the date of such prepayment occurred on the next scheduled monthly payment date per the respective Promissory Notes, (ii) the End of Term Payment for such Advance, prorated for any partial payment, (iii) all other Secured Obligations, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts as of the date of prepayment, and (iv) the Prepayment Fee (if any) for such Advance (the amounts payable under the foregoing clauses (i), (ii) and (iv) to be paid to each Lender based on its respective Pro Rata Share, and the amounts payable under the foregoing clause (iii) to be paid to each of Us as Our respective interests appear)

Partial prepayments shall be applied to the scheduled installments under the applicable Promissory Note in the inverse order of their maturities without reamortization of the monthly installments or the repayment schedule for the remaining principal balance and in addition You shall pay the applicable percentage of the End of Term Payment under the applicable Promissory Note.

7.	THE MAXIMUM RATE OF INTEREST; DEFAULT RATE

Maximum Rate of Interest. It is not Our intent to receive interest at a rate greater than the maximum rate permissible by law, which We shall call the “maximum rate”. If a court determines You have actually paid Us interest based on a rate that exceeds the maximum rate, then We shall apply the excess as follows: first, to the payment of the outstanding principal amount of the Secured Obligations; second, after all principal is repaid, to the payment of Our accrued interest and any other principal, interest, fees, costs or other amounts owed by You to Us in respect of the Secured Obligations; and third, after all amounts owed by You to Us are repaid, the excess (if any) shall be refunded to You.

Default Interest. In the event that You do not pay any interest when due, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in the Table of Terms. Upon and during an Event of Default, all principal, interest or other amounts owed by You to Us shall bear interest at a rate per annum equal to the rate set forth in the Table of Terms plus five percent (5%) per annum (the “Default Rate”).

You expressly agree that: (A) the Default Rate and the late charges provided for in Section 9 are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Default Rate and late charges shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) You have received specific consideration in exchange for Your potential future obligation to pay the Default Rate and late charges; (D) You shall be estopped hereafter from claiming differently than as agreed to in this Section 7 and Section 9; (E) Your agreement to pay the Default Rate upon the occurrence of an Event of Default and to pay late charges upon a delinquent payment are material inducements to Lenders to loan money to You; and (F) the Default Rate and the imposition of late charges represent a good faith, reasonable estimate and calculation of the lost profits or damages to, and increased risk of loss assumed by, Lenders upon an Event of Default or the late payment and that it would be impractical and extremely difficult to ascertain the actual amount of damages to Lenders or profits lost by Lenders as a result of such event triggering payment of the Default Rate or late charges.

8.	YOU GRANT COLLATERAL AGENT A SECURITY INTEREST

Each of You grants to Collateral Agent, on behalf of and for the benefit of Collateral Agent and Lenders, a first priority (subject to Permitted Liens that are specifically designated as being senior in priority), continuing security interest in and Lien upon all of Your right, title and interest in each of the following whether now owned or hereinafter acquired and wherever located:

•	All Receivables;

•	All Equipment;

•	All Fixtures;

•	All General Intangibles;

•	All Intellectual Property;

•	All Inventory;

•	All Investment Property;

•	All Deposit Accounts;

•	All Cash;

•	All commercial tort claims, if any, as listed on Exhibit C;

•	All Goods and personal property, whether tangible or intangible and whether now or hereinafter owned or existing, leased, consigned by or to or acquired and wherever located; and

•	To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, rents, profits, and products of each of the foregoing.

All the above listed items will be collectively called the “Collateral”.

Notwithstanding the above, (a) Collateral excludes (i) any rights or interest in any lease, license, contract or other agreement to which You are a party if under the terms of such lease, license, contract or other agreement or applicable law with respect thereto, the valid grant of a security interest or Lien therein to Collateral Agent is prohibited as a matter of law or under the terms of such lease, license, contract or other agreement (including where the violation of any such prohibition would result in the termination of the applicable lease, license, contract or other agreement), and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract or other agreement has not been or is not otherwise obtained provided that the exclusions set forth above shall in no way be construed (A) to apply if any described prohibition is unenforceable under applicable laws, including Section 9-406, 9-407 or 9-408 of the UCC, (B) to apply after the cessation of any such prohibition, and upon the cessation of such prohibition, such lease, license, contract or other agreement shall automatically become part of the Collateral, (C) so as to limit, impair or otherwise affect Collateral Agent’s continuing Lien upon any of Your rights or interests in or to monies due or to become due under any described lease, license, contract or other agreement (including any Accounts), or (D) to limit, impair or otherwise affect Collateral Agent’s continuing Lien upon any of Your rights or interest in and to any proceeds from the sale, license, lease or other disposition of any such lease, license, contract or other agreement, and (ii) any Intellectual Property currently held or hereafter obtained, but includes Proceeds of Intellectual Property (including but not limited to all Receivables, rights to payment and General Intangibles arising from the sale, licensing or disposition of all or any part of, or rights in, the foregoing); provided, however, other than non-exclusive licenses given in the ordinary course of Your business, in the event any of You transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of the Intellectual Property, either voluntarily or involuntarily, without Collateral Agent’s prior written consent, and You fail to cure such breach within ten (10) Business Days, Collateral Agent’s security interest shall include (and shall be deemed to have a Lien in such assets included from the Closing Date) all Intellectual Property. Except as disclosed on Schedule 3, You represent and warrant to Us that You are not presently a party to, nor bound by, any material lease, license, contract or agreement which prohibits any of You or any of Your Subsidiaries from granting a security interest therein (to the extent such prohibition is enforceable under applicable law).

All references herein or in any other Loan Document to any Lien or security interest of Collateral Agent shall be deemed to refer to the Lien of Collateral Agent on behalf of and for the benefit of itself and the Lenders.

9.	HOW AND WHAT YOU WILL PAY US

Payments. The first payment date for each Advance will be the first day of the month following the month in which the Advance was funded, unless that Advance is funded on the first day of that month, in which case the first payment date shall be the Advance Date.

Each Advance shall be due in monthly installments consisting of either (a) that number of months of interest only payments as indicated in the Table of Terms followed by the remaining monthly installment payments, as indicated in the Table of Terms, of principal and interest, (b) if no interest only payments are indicated in the Table of Terms for such Advance, that number of months as indicated in the Table of Terms for such Advance of monthly installment payments of principal and interest, or (c) that number of months of interest only payments as indicated in the Table of Terms for such Advance followed by the outstanding principal amount of such Advance due on the last day of the last month of the Loan Term for such Advance. All payments are payable on the first day of each month through the last payment date (unless that date falls on a day that is not a Business Day in which event such payment shall be due on the previous Business Day). The outstanding balance of each Advance shall be due and payable in full in immediately available funds on the Maturity Date (as defined in the Promissory Notes for such Advance), if not sooner paid in full.

Interest. The principal balance of each Promissory Note shall accrue interest at the percentage per year as indicated in the Table of Terms, and shall be computed daily on the basis of a year consisting of 360 days for the actual number of days occurring in the period for which such interest is payable, and interest shall accrue in advance from the Advance Date. In the event that the Prime Rate is changed from time to time during the term of this Agreement, the applicable rate of interest for the outstanding principal balance of the Advances shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.

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Interest Rate Adjustment. The Part 1 Commitment Amount and Part 2 Commitment Amount Interest Rates will be adjusted as follows: if You consummate Your initial public offering (“IPO”) on or before December 31, 2021 in which You obtain gross offering proceeds of not less than $100,000,000, then effective the first month following such consummation, for the purpose of Interest accrual from and after such consummation, the Interest Rate on all outstanding Advances shall be reduced by one percent (1%) per annum.

Interim Payment. In the event an Advance is made on any day other than the first day of the month, You shall make payment to Lenders on the Advance Date in an amount equal to the per diem interest for the time from the Advance Date through and including the last day of the month in which the Advance is funded.

Fees. You shall pay to Lenders the following fees and expenses:

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Facility Fees. On or before the Closing Date, or upon availability of additional Commitment Amounts, or upon the funding of any Advance, as the case may be, the respective Facility Fee then due as indicated in the Table of Terms.

•	End of Term Payment. Upon the earlier of the expiration of the Loan Term or last payment date for any Promissory Note, the End of Term Payments as indicated in the Table of Terms.

•	Prepayment Fee. An additional prepayment premium (“Prepayment Fee”) shall be payable as follows for prepayment of any Advance other than Advances under Options A through G:

(a) If prepaid 1-24 months following the date in which such Promissory Note was given: 2.00% of the outstanding balance owing under such Promissory Note, increased to 3.0% of the outstanding balance owing under such Promissory Note if such prepayment is in connection with a refinancing by another lender that is not an affiliate of Us; and

(b) If prepaid after 24 months following the date in which such Promissory Note was given, no additional prepayment premium shall be due.

Pro Rata Payments. All payments on account of any Advance (whether of principal, interest, interim payment, fees or otherwise) shall be payable to Lenders based on their respective Pro Rata Shares.

Re-Borrowing. Except with respect to Advances made under Options A through G, any amounts that You repay on the Advances may not be re-borrowed. Advances made under Options A through G, may be repaid and re-borrowed during the applicable Availability Period, provided that the total amount of Advances does not exceed the relevant Commitment Amount.

Flex-Option. At any time during the respective Availability Period for the Part 1 Commitment Amount and, if applicable, the Part 2 Commitment Amount and, in each case, so long as no Event of Default has occurred and is continuing, You may make a written request, (which for transfers to or from any of Advance Options Q – U, are subject to each Lender’s approval in it’s sole discretion), electing to convert any outstanding Advance to one of the other Advance Options under the Table of Terms; provided, that the number of months in the Advance Option to which the existing Advance is to be converted shall be reduced by the number of months that have expired on the existing Advance Option at the time of conversion. Your written request to convert any outstanding Advance to another Advance Option must be received no later than the 15th calendar day of the month preceding the month in which You want the conversion to take effect. You agree to execute an amendment to the Promissory Notes for such Advance evidencing the converted Advance Option elected by You and approved by Lenders.

IPO Reduced Payment Option. If as of any date during the Loan Term, (i) You are current on all payments that had been due and payable through such date, and (ii) no Event of Default has occurred and is continuing as of such date, then You, at Your sole option and election, may provide Us with the following:

(a) written notice of Your planned IPO (the “IPO Notice”);

(b) evidence in the form of the filing of an S-1 registration statement contemplating an IPO from which You reasonably expect to obtain gross proceeds of not less than One Hundred Million Dollars ($100,000,000), and retention of at least one underwriter; and

(c) receipt by Us of a fee equal to 1% of the outstanding principal amounts for all Advances then outstanding.

As of the first day of the month following the satisfaction of each of the conditions set forth in the preceding sentence, then the following shall occur:

(A) the monthly installments of principal and interest that would otherwise be due and payable under the applicable Advance shall be reduced to an amount that is one-half of the amount that would otherwise be due and payable under such Advance for a period equal to the lesser of (1) the remaining term of such Promissory Note or (2) six months (the “Reduced Payment Period” and such amount, the “Reduced Payment Amount”);

(B) at Your option, the deferred principal and interest may be paid (1) on the last day of the Reduced Payment Period or (2) over the remaining Loan Term. In no event shall the Maturity Date of any applicable Promissory Note be extended; and

(C) amended and restated Promissory Notes shall be issued by You in favor of Us to evidence these reduced payment amounts and the repayment of the deferred amounts elected by You.

You may only request the IPO Reduced Payment Option once, after which You may no longer provide an IPO Notice.

Miscellaneous. Payments are due electronically by automatic debit through Automated Clearing House (ACH) payment on or before the first day of each month. You agree to fill out and execute the electronic funds transfer/automatic debit Authorization forms that We provide. If We do not receive any payments from You within two (2) Business Days after they are due (or in the event of a failure by Us to initiate an ACH transaction or failure in the ACH system unrelated to You, two (2) Business Days after We have provided written notice to You of same), You will pay the applicable Person a late charge on the overdue amount. The late charge will be equal to five percent (5%) of the amount due for each month not paid when due and until such time as payment is received. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that each of Us will receive the entire amount of any Secured Obligations payable to Us under this Agreement, regardless of the source of payment. Any interest not paid when due shall be compounded by becoming a part of the Secured Obligations, and such interest shall then accrue interest at the rate then applicable under this Agreement and the applicable Promissory Note.

10.	INSURANCE

So long as there are any Secured Obligations outstanding, You shall carry and maintain commercial general liability insurance, against risks customarily insured against in Your line of business. All such insurance shall be in form, with companies, and in amounts reasonably acceptable to Us. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability. You must maintain a minimum of One Million Dollars ($1,000,000) of commercial general liability insurance for each occurrence. So long as there are any Secured Obligations outstanding, You shall also carry and maintain insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, including the perils of fire and windstorm, in an amount not less than the full replacement cost of the Collateral.

You shall submit to Us certificates of insurance, which reflect Your compliance with Your insurance obligations in the above paragraph and the obligations contained in this Section. Your insurance certificate shall state that We are an additional insured for commercial general liability, an additional insured and a lender loss payee for all risk property damage insurance, and a loss payee. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance.

The certificates of insurance will state that the coverage evidenced is primary and non-contributory to any insurance or Our self-insurance, and will further state that a waiver of subrogation in favor of Us has been agreed to. All certificates of insurance will provide for a minimum of ten (10) days advance written notice to Us of cancellation or any other change adverse to Our interests. Any failure by Us to scrutinize such insurance certificates for compliance is not a waiver of any of Our rights, all of which are reserved.

11.	REPRESENTATIONS AND WARRANTIES FROM YOU

You represent and warrant that:

•	Collateral Title. You own all right, title and interest in and to the Collateral, free of all Liens whatsoever, except for Permitted Liens.

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Granting of Lien. You have the full power and authority to, and do grant and convey to Collateral Agent, a Lien on the Collateral as security for the Secured Obligations, free of all Liens other than Permitted Liens and shall execute such notices, assignments, and control agreements, in connection herewith as We may reasonably request to perfect and obtain the priority of Collateral Agent’s Lien on the Collateral. Except for Permitted Liens, the Collateral is not subject to any Liens. You are not presently a party to, nor bound by, any material lease, material license, material contract or material agreement which prohibits You or any of Your Subsidiaries from granting a Lien on such lease, license, contract or other agreement (to the extent such prohibition is enforceable under applicable law).

•

Due Organization. You are a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, with corporate organization number 5458103 for HIMS, INC. and are duly qualified as a foreign corporation in all jurisdictions in which the nature of Your business or location of Your properties require such qualifications and where the failure to be qualified could reasonably be expected to result in an event which, individually or together with any other event, would have a Material Adverse Effect.

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Authorization, Validity and Enforceability. Your execution, delivery and performance of the Promissory Notes, this Agreement, all financing statements, all other Loan Documents, and all Excluded Agreements, (i) have been duly authorized by all necessary corporate action, and (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than the Liens created by this Agreement and the other related Loan Documents. The person or people executing this Agreement and other Loan Documents are duly authorized to do so, and the Loan Documents executed by or on behalf of any of You and each term and provision thereof are Your legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws generally affecting the enforcement of the rights of creditors and equitable principles (regardless of whether enforcement is sought in equity or at law).

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Litigation. Other than as set forth on Schedule 4, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of any of You, threatened against or affecting any of You or any of the business, property or rights of any of You (i) which involve any Loan Document or Excluded Agreement or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate result in an event which individually or together with any other event, reasonably be expected to result in a Material Adverse Effect.

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Compliance with Applicable Laws. Other than as set forth on Schedule 5, none of You are in violation of any law, rule or regulation or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

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Conflict. Neither this Agreement nor any other Loan Document (a) violates any provisions of the articles or certificate of incorporation, or bylaws of any of You, or any law, regulation, order, injunction, judgment, decree or writ to which any of You are subject or (b) conflicts with or results in the breach or termination of, constitutes a default under or accelerates or permits the acceleration of any performance required by, any material lease, agreement or other contract to which any of You are a party or by which any of You or any of Your property is bound.

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Further Consent. The execution, delivery and performance of this Agreement and the other Loan Documents do not require the consent or approval of any other Person, including any regulatory authority, or governmental body of the United States or any State or any political subdivision of the United States or any state.

•	Material Adverse Effect. Since December 31, 2018, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred or is continuing.

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Other Defaults. None of You is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which any of You are a party or by which any of You or any of the properties or assets of any of You are or may be bound, in each case where such default could result in an event which, individually or together with any other event, could reasonably be expected to have a Material Adverse Effect.

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Information Correct. No information, report, Advance Request, financial statement, exhibit or schedule furnished by or on behalf of any of You to Us in connection with the negotiation of any Loan Document contains any material misstatement of fact or omits to state any material fact necessary to make the statements, in the light of circumstances under which they were made, not misleading (it being recognized by Us that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ materially from projected or estimated results).

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Filing of Taxes. You have (a) filed and will file all required federal returns and returns from Your state of incorporation and the state of Your principal place of business (or filed appropriate extensions for the filing of such returns) and (b) filed or will file all material state and local tax returns (or filed appropriate extensions for the filing of such returns), except in each case to the extent such failure to file has not resulted in the creation of a Lien. Subject to Section 12, Paragraph “Taxes”, You have fully paid or You have reserved for and are contesting in good faith all taxes or installments (including any interest or penalties). You have fully paid or reserved for and are contesting in good faith all tax assessments that any of You have received for the 3 years preceding the Closing Date.

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ERISA Compliance. You have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from the failure by any of You to comply with ERISA that is reasonably likely to result in any of You incurring any liability that could reasonably be expected to have a Material Adverse Effect.

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Hazardous Waste. None of the properties or assets of any of You has ever been used by any of You or, to the knowledge of any of You, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the knowledge of any of You, none of the properties or assets of any of You has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by any of You; and none of You have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by any of You resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment. You have at all times operated Your business in compliance in all material respects with all applicable provisions of federal, state and local statutes and ordinances dealing with the control, shipment, storage or disposal of hazardous materials or substances.

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Operation of Business. You own, possess, have access to, or reasonably expect to become licensed on reasonable terms under all patents, patent applications, trademarks, trade names, inventions, franchises, licenses, permits, computer software and copyrights necessary for the operation of Your business as now conducted, with no known infringement of, or conflict with, the rights of others. You have materially complied with the requirements of the Digital Millennium Copyright Act for notice and takedown, to the extent applicable to You. You have at all times operated Your business in compliance in all material respects with all applicable provisions of the Federal Fair Labor Standards Act, as amended.

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Trading with the Enemy Act; OFAC; Patriot Act. Neither You nor any of Your Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act or any enabling legislation or executive order relating thereto. Neither You nor any of Your Subsidiaries is in violation of (a) the Trading with the Enemy Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (c) the Patriot Act.

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Investment Company Act. Neither You nor any of Your Subsidiaries are (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any governmental authority in connection with Your or its incurrence of debt, (c) and is not a “person” related to Us as described in Sections 57(b) or 57(e) of the Investment Company Act of 1940.

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Your Information. Your present name, former names (if any) used in the past five (5) years, locations, and other information are correctly and completely stated on the Certificate of Perfection attached as Exhibit C.

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Intellectual Property. The Certificate of Perfection attached as Exhibit C contains a true, correct and complete list of each of Your Patents, Trademarks and Copyrights material Licenses, together with application or registration numbers, as applicable.

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Accounts. The Certificate of Perfection attached as Exhibit C contains a true, correct and complete list of (a) all banks and other financial institutions at which You maintain Deposit Accounts and (b) institutions at which You maintain accounts holding Investment Property owned by You, and such Certificate of Perfection correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefore. None of the account debtors or other Persons obligated on any of the Collateral is a governmental authority covered by the Federal Assignment of Claims Act or like federal, state or local statute, rule, or law in respect of such Collateral.

12.	YOUR COVENANTS TO US

So long as the Secured Obligations have not been Paid in Full, each of You covenants to the following:

•

Legal Existence and Qualification. Each of You will maintain Your, and each of Your Subsidiaries’, legal existence and good standing in Your and their respective jurisdictions of formation or organization, and maintain qualifications to do business in all jurisdictions in which the nature of Your business or location of Your properties require such qualifications and where the failure to be qualified could reasonably be expected to result in an event which, individually or together with any other event, would have a Material Adverse Effect.

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Compliance with Laws. Each of You will, and will cause each of Your Subsidiaries to, comply with all laws (including, without limitation, environmental laws) rules, regulations applicable to, and all orders and directives of any governmental or regulatory authority having jurisdiction over, You, Your Subsidiaries or Your business, and with all material agreements to which You or any of Your Subsidiaries are a party, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. None of You nor any of Your Subsidiaries shall become an “investment company” or controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of Your important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any loan for such purpose. None of You, nor any Your Subsidiaries shall fail to meet the minimum funding requirements of ERISA, permit a reportable event or prohibited transaction, as defined in ERISA, to occur, or fail to comply in all material respects with the Federal Fair Labor Standards Act.

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Management Rights. Each of You will permit any of Our authorized representatives and Our attorneys and accountants on reasonable prior written notice, up to one (1) time per calendar year (provided that no restrictions shall apply if an Event of Default has occurred and is continuing) to inspect, examine and make copies and abstracts of Your books of account and records at reasonable times and during normal business hours; provided that You may withhold and redact privileged documents. In addition, We and Our agents, attorneys and accountants will have the right, upon reasonable prior written notice, up to one (1) time per calendar year (provided that no restrictions shall apply if an Event of Default has occurred and is continuing) to meet with the management and officers of any of You to discuss such books of account and records. In addition, We will be entitled at reasonable times and up to one (1) time per calendar year (provided that no restrictions shall apply if an Event of Default has occurred and is continuing) to consult with and advise the management and officers of any of You concerning significant business issues. Such consultations shall not unreasonably interfere with Your business operations. The Parties intend that the rights granted here shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation with respect to any business issues will not be deemed to give Us, nor be deemed an exercise by Us or control over the management or policies of any of You. Further, each Party represents and warrants that each Lender has offered to make available to each of You “significant managerial assistances” (as defined in Section 2(a)(47) of the Investment Company Act of 1940) and, to the extent You accept such offer from any Lender, the scope, terms and conditions of such significant managerial assistance shall be set forth in a separate agreement between You, the applicable Lender and such Lender’s administrator.

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Additional Documents and Assurances.    Each of You will from time to time execute, deliver and file, alone or with Us, any security agreements, or other documents reasonably required to perfect or give first priority (subject to Permitted Liens that are specifically designated as being senior in priority) to Collateral Agent’s Lien on the Collateral. Each of You will from time to time obtain any instruments or documents as We may reasonably request, and take all further action that may be reasonably necessary or desirable, or that We may reasonably request, to carry out the provisions and purposes of this Agreement or any other Loan Document or to confirm, perfect, preserve and protect the Liens granted to Collateral Agent. In addition, each of You authorize Collateral Agent to file at any time financing statements, continuation statements, and amendments thereto and applications for registration that (i) either specifically describe the Collateral or describe the Collateral as all of Your assets or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, and (ii) contain any other information required by the UCC or under the relevant jurisdiction for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment or application for registration, including whether You are an organization, the type of organization and any organizational identification number (or equivalent information) issued to You, if applicable. Each of You hereby appoint Collateral Agent as its lawful attorney-in-fact to sign Your name on any documents necessary to perfect or continue the perfection of any Lien regardless of whether an Event of Default has occurred until all Secured Obligations have been Paid in Full. Collateral Agent’s foregoing appointment as the attorney in fact for each of You, and all of Collateral Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations have been Paid in Full.

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Protection of Collateral Agent’s Lien. Each of You will take or cause to be taken all actions necessary to protect and defend Your title to the Collateral and Collateral Agent’s Lien on the Collateral. Each of You shall at all times keep the Collateral, and the assets and properties of each of Your Subsidiaries, free and clear from any legal process or Liens whatsoever (except for Permitted Liens) and shall give Us prompt written notice (and in any event within two (2) Business Days) of any legal process affecting the Collateral or the assets and properties of Your Subsidiaries, or any Liens on the Collateral or the assets and properties of Your Subsidiaries.

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Maintenance of Properties. Each of You will maintain and protect Your properties, assets and facilities (and those of Your Subsidiaries), including Your equipment and fixtures, in good working order, repair and condition (taking into consideration ordinary wear and tear) and from time to time make or cause to be made all reasonably necessary and proper repairs, renewals and replacements and shall completely manage and care for Your property in accordance with prudent industry practices.

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Financial Statements. Each of You will provide monthly and yearly financial statements in accordance with Section 18 of this Agreement, and such financial statements will include reports of any material contingencies (including commencement of any material litigation by or against You) or any other occurrence that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Audits and Inspections. Upon Our request following an Event of Default, each of You will, during normal business hours, make the Inventory, Equipment, other Collateral, and books and records concerning the Collateral (including software used in Your business) available to Us for inspection at the place where it is located and shall make Your log and maintenance records pertaining to the Inventory and Equipment available to Us for inspection; provided that You may withhold and redact privileged documents. You will take all action necessary to correctly and completely maintain such books, records, logs, and maintenance records.

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Taxes. Each of You will pay when due all federal income taxes, all state taxes imposed by each of Your states of organization and the state of Your principal place of business and all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) imposed or assessed against any of You, Us or the Collateral or upon Your ownership, possession, use, operation or disposition thereof or upon Your rents, receipts or earnings arising therefrom (excluding taxes imposed on Us based on Our net income or franchise taxes). Each of You shall file on or before the due date, or such later date as to which applicable extensions have been duly requested in accordance with applicable law, all federal, state and local tax returns including personal property tax returns in respect to the Collateral on or before the due date thereof. Notwithstanding the foregoing, each of You may contest, in good faith and by appropriate proceedings, taxes, fees and other charges for which You maintain adequate reserves in accordance with GAAP.

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Intellectual Property. Each of You will use commercially reasonable efforts to: (a) protect, defend and maintain the validity and enforceability of Your Intellectual Property that is material to Your business; (b) promptly advise Us in writing of material infringements of Your Intellectual Property upon Your knowledge thereof; (c) not allow any Intellectual Property material to Your business to be abandoned, forfeited or dedicated to the public without Our written consent; and (d) give Us written notice of any applications or registrations of Your Intellectual Property, including the date of such filings and the applicable application or registration numbers within thirty (30) days after the end of each calendar quarter.

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Subsidiaries; Bailey Entities. If at any time, any of You create or acquire any Subsidiary, You and such subsidiary will promptly notify Us of the creation or acquisition of such new Subsidiary and take all such action as We may reasonably require to cause such Subsidiary to guaranty the Secured Obligations and grant to Collateral Agent a continuing pledge and security interest in and to the assets of such Subsidiary, and You shall grant and pledge to Collateral Agent a first priority (subject to Permitted Liens that are specifically designated as being senior in priority), perfected security interest in the stock, units or other evidence of ownership of such Subsidiary. Notwithstanding anything to the contrary contained herein, (A) You shall not be required to cause any of the Bailey Entities to guaranty the Secured Obligations and grant to Collateral Agent a continuing pledge and security interest in an to the assets of the Bailey Entities and shall not be required to pledge Your equity interest in such Bailey Entities, until November 30, 2020 (or such later date as determined by Us in Our sole discretion) (such date, the “Bailey Date”); provided that You shall be permitted to dissolve the Bailey Entities pursuant to the Practice Reorganization. Further, notwithstanding anything to the contrary contained herein, any Foreign Subsidiary, that is not a Material Foreign Subsidiary, whether formed or acquired by You before, on or after the Closing Date, shall not be required to join this Agreement or any other Loan Document as a borrower or Guarantor, but rather, You shall strictly pledge to Collateral Agent the equity interests held by You in each Foreign Subsidiary, under the applicable provisions of the UCC pursuant to security interest granted in Section 8 of this Agreement and shall at our request deliver a separate pledge agreement to evidence such pledge.

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Co-Borrowers. If any Person (other than HIMS, INC.) executes a Joinder Agreement to become a borrower under this Agreement, then each of You may freely transfer and distribute cash and other assets between or among any of You, or make any Investments between or among You, or incur intercompany Indebtedness between or among You, with regard to any restrictions contained in this Agreement.

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Practice Reorganization. On or before the Bailey Date, You shall perform a reorganization of the Bailey Entities and certain Practices, which may include the reorganization of the Bailey Entities, the transfer of contracts or other assets held by the Bailey Entities to third parties, the winding down of certain Practices that are owned, directly or indirectly, by You, a restructuring of certain Practices, the forgiveness of up to $30 million of Indebtedness owed by the Bailey Entities or Practices, as of the Closing Date, to You, and a change in the payment structure with respect to accounts of Practices (such reorganization, the “Practice Reorganization”). Following the Practice Reorganization, You may continue to make Investments in the Practices as necessary to fund the operations of such entities on a monthly basis, provided that at no time shall the aggregate balance of any Practice Deposit Account or account holding investment property exceed one month’s of operating expenses for such Practice, in accordance with clause (m) of “Permitted Investments.”

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Dispositions, Liens and Encumbrances. None of You will nor will You permit any of Your Subsidiaries to, transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of Your properties or assets (or those of any Subsidiary), including the Intellectual Property, either voluntarily or involuntarily, without Our prior written consent, other than: (a) Permitted Liens, (b) sales of Inventory in the ordinary course of business, (c) non-exclusive licenses of Intellectual Property in the ordinary course of business, (d) sales of worn-out or obsolete Equipment not financed by Us provided that the fair market value of such Equipment does not exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year, (e) is an abandonment, failure to renew, or other disposition in the ordinary course of business of any Intellectual Property that is not material to the conduct of Your business, (f) a disposition of cash or cash equivalents not otherwise prohibited hereunder, (g) sale or discount of accounts receivable arising in the ordinary course of business in connection with the collection thereof, or (h) a disposition that results from a condemnation or other taking. In addition, other than with respect to documents evidencing Permitted Liens, none of You will, nor will You permit any of Your Subsidiaries to, enter into any agreement with any Person (other than Us) that restricts Your ability, or the ability of any of Your Subsidiaries, to transfer, sell, assign, grant a security interest in, hypothecate, permit or suffer to exist any Lien, or otherwise transfer any interest in or encumber any portion of Your properties or assets or those of any of Your Subsidiaries, including Your Intellectual Property. Without limiting the generality of the foregoing, none of You will, without Our prior written consent, sell, transfer, encumber or otherwise dispose of any ownership interest that You may have in any subsidiary.

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Mergers or Acquisitions. Without Our prior written consent, none of You will, nor will You permit any of Your Subsidiaries to, liquidate, dissolve or enter into or consummate any Merger Event, and none of You will acquire all or substantially all of the capital stock or property of another Person, except (A) for Permitted Acquisitions, (B) that a Subsidiary (i) may merge into any of You or another Subsidiary of You, or (ii) may liquidate or dissolve, provided that its assets are transferred to You, or (C) if prior to or contemporaneously with the closing of such Merger Event, all Secured Obligations are finally Paid in Full and We have no further obligation to make Advances to You under this Agreement.

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Compromise of Accounts. Without Our prior written consent, none of You will (a) grant any material extension of the time or payment of any of the Receivables, or General Intangibles, except in the ordinary course of business and consistent with customary industry practice, (b) to any material extent, compromise, compound or settle the same for less than the full amount, except in the ordinary course of business and consistent with customary industry practice, (c) release, wholly or partly, any Person liable for the payment, except in the ordinary course of business and consistent with customary industry practice, or (d) allow any credit or discount whatsoever other than trade discounts granted to You in the ordinary course of Your business and consistent with customary industry practice.

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Other Indebtedness. None of You will, nor will You permit any of Your Subsidiaries to, incur any Indebtedness without the prior written consent of Us other than Indebtedness evidenced by this Agreement and the Permitted Indebtedness.

•	Investments. None of You will, nor will You permit any of Your Subsidiaries to, directly or indirectly make any Investment other than Permitted Investments.

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Dividends and Distributions. None of You will, without Our prior written consent, declare or pay any cash dividend or make a distribution on, or repurchase or redeem, any class of stock, other than (a) pursuant to repurchase plans upon an employee’s, consultant’s or director’s death or termination of employment, provided the aggregate amount of all such repurchases does not exceed Five Hundred Thousand Dollars ($500,000) per fiscal year, (b) dividends payable solely in shares of Your common stock, (c) dividends made by any of You or any Subsidiary of You to another one of You or another Subsidiary of You, and (d) pursuant to repurchase obligations pursuant to that certain Master Collaboration Agreement, dated September 25, 2019 by and between You, Nuyorican Productions, Inc., and AROD Corporation; provided that the aggregate obligations of You with respect to any put rights of the counterparty in connection with such agreement shall not exceed $5,000,000, and may not be exercised by the counterparty thereto at anytime after March 25, 2020 and provided further, that no Event of Default shall occur as a result of Your making payment pursuant thereto.[1]

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Collateral Locations; Name Changes. None of You will relocate, nor will You permit any Subsidiary to relocate, Your (or such Subsidiary’s) chief executive office or principal place of business or any item of the Collateral (or assets of any such Subsidiary) unless: (i) You have given Us no less than thirty (30) days prior written notice, (ii) You have obtained Our prior written consent, which consent shall not be unreasonably withheld; (iii) such relocation shall be within the continental United States, and (iv) such relocation does not adversely affect the perfection or priority of Collateral Agent’s Lien in any of the Collateral. In addition, each of You will obtain and maintain such acknowledgments, consents, waivers and agreements from: (i) the landlord with respect to any real property on which Collateral is located and (ii) from any Person in possession of Collateral, as We may require, all in form and substance reasonably satisfactory to Us; provided that no such consents, waivers or agreements shall be required for locations containing either (x) less than Five Hundred Thousand Dollars ($500,000) in Your assets or property or (y) only Inventory held by Pharmaceutical Suppliers for purposes of inclusion with distribution and shipment of Rx Goods. Without limiting the foregoing, where the Collateral is covered by a negotiable Document (such as a warehouse receipt), You shall deliver to Collateral Agent possession of such Document. None of You will change Your name without providing Us at least ten (10) days’ advance written notice. None of You will change Your type of organization or legal structure without Our prior written consent.

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Line of Business. None of You will engage in, nor will You permit any of Your Subsidiaries to engage in, any business other than the businesses currently engaged in by You and Your Subsidiaries, or reasonably related thereto, or anticipated to be engaged by You, or in the technology, healthcare, wellness, beauty, or personal care industries.

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Change of Jurisdiction. None of You will change Your state of organization unless You have obtained Our prior written consent, which consent shall not be unreasonably withheld. You must give Us no less than thirty (30) days prior written notice.

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Deposit and Investment Accounts. None of You will maintain, nor permit any of Your Subsidiaries to maintain, any Deposit Accounts or accounts holding Investment Property owned by any of You (or such Subsidiaries) except (i) accounts identified in the Certificate of Perfection attached as Exhibit C with respect to

[1]	TPC is happy with the language, but only to the extent that SVB has agreed to same.

which Collateral Agent has a perfected security interest or in the case of listed Excluded Accounts, accounts which Collateral Agent does not have a perfected security interest, and (ii) other accounts with respect to which Collateral Agent has a perfected security interest. You will give Us prior written notice of the creation of any Deposit Accounts or accounts holding Investment Property. Notwithstanding the foregoing, Your Foreign Subsidiaries shall be permitted to maintain Deposit Accounts or accounts holding Investment property provided that the aggregate balance for any such Foreign Subsidiary shall not exceed one quarter of operating expenses at any given time (the “Excluded Foreign Accounts”).

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Transactions with Affiliates. None of You will directly or indirectly enter into or permit to exist any material transaction with any of Your Affiliates except for (i) transactions that are in the ordinary course of Your business, upon fair and reasonable terms that are no less favorable to You than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) equity financings with Your existing investors that are otherwise permitted under this Agreement, and (iii) unsecured bridge financings with Your existing investors that are otherwise permitted under this Agreement and that constitute Subordinated Indebtedness and are evidenced by a subordination agreement on terms acceptable to Us in Our sole discretion. For the avoidance of doubt, transactions that are in the ordinary course of Your business between and/or among each of You shall be permitted.

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Prepayments of Indebtedness. You will not prepay, redeem or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness (other than the Advances), and You shall not make or permit any payment on any Subordinated Indebtedness, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Indebtedness is subject, or amend any provision in any document relating to the Subordinated Indebtedness which would increase the amount thereof or adversely affect the subordination thereof to Secured Obligations owed to Us; provided that You may (a) convert any Indebtedness (or any portion thereof) into capital stock of You, so long as such capital stock does not have any call or put features and (b) prepay Indebtedness pursuant to clauses (a), (c), and (d) (subject to the terms of the Working Capital Intercreditor Agreement) of the defined term “Permitted Indebtedness,”.

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OFAC and Patriot Act. None of You will, directly or indirectly, use the proceeds of the Advances, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of any sanctions administered by OFAC, or in any other manner that would result in a violation of OFAC sanctions by any Person, including any Person participating in any capacity in the Advances. You will not, and will not permit any of Your Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any governmental authority of the United States (including the OFAC list) that prohibits or limits Us from making any Advance or extension of credit to You or from otherwise conducting business with You, or (b) fail to provide certificates or documentary or other evidence of Your identity as may be requested by Us at any time to enable Us to verify Your identity or to comply with any applicable law or regulation, including Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

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Co-Borrowers. Notwithstanding anything to the contrary contained in this Agreement, if You are ever comprised of more than one Person, each of You may freely transfer and distribute cash and other assets between or among any of You, or consolidate or merge, or make Investments among You, or incur intercompany Indebtedness among you, in each case, without regard to any restrictions set forth in this Section 12.

13.	YOU AGREE TO INDEMNIFY AND PROTECT US

You agree to indemnify and hold Us, Our officers, directors, employees, agents, attorneys, representatives and shareholders (each, an “Indemnitee”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal), that may be instituted or asserted against or incurred by any Indemnitee as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated or any actions or failures to act in connection with, or arising out of the disposition or utilization of the Collateral, excluding in all cases, claims, costs, expenses, damages and liabilities to the extent resulting from such Indemnitee’s gross negligence or willful misconduct or fraud or bad faith.

14.	WHAT IS AN EVENT OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

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Payment. You do not (a) pay any principal or interest under this Agreement, the Promissory Notes or any of the other related Loan Documents on the due date (or in the event of a failure by Us to initiate an ACH transaction or failure in the ACH system unrelated to You, two (2) Business Days after We have provided notice of same), or (b) any fees, costs or other Secured Obligations (other than any portion thereof constituting principal and interest) under this Agreement, the Promissory Notes or any of the other related Loan Documents on the due date and such failure continues for a period of five (5) Business Days; or

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Covenant. Any of You fail to perform any covenant or Secured Obligations under this Agreement, the Promissory Notes or any of the other related Loan Documents, and You fail to cure such breach (to the extent that such breach is capable of being cured) within ten (10) days after the earlier of (i) We give You written notice or (ii) Your actual knowledge of such default; provided, that if, in Our reasonable determination, We determine that the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by You be cured within the ten (10) day period, and such default is likely to be cured within a reasonable time, then You shall have an additional reasonable period beyond the ten (10) day cure period (such additional period shall not exceed twenty five (25) days) to attempt to cure such default; or

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Misrepresentations. Any of You or any Person acting for any of You makes any representation, warranty, or other statement now or later in this Agreement, any other Loan Document, or any Excluded Agreement or in any writing delivered to Us or to induce Us to enter this Agreement, any other Loan Document, or any Excluded Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made, provided, however, that such materiality qualifier shall not be applicable to any representation, warranty or statement that already is qualified or modified by materiality in the text thereof; or

•	Bankruptcy; Attachment; Other.

•                         Any of You (i) assigns Your assets for the benefit of Your creditors, (ii) becomes insolvent or becomes unable to pay Your debts as they become due, or becomes unable to pay or perform Your obligations under the Loan Documents or Excluded Agreements, (iii) files a voluntary petition in bankruptcy, (iv) files any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances, (v) seeks or consents to or acquiesces in the appointment of any trustee, receiver, or liquidator of itself or of all or any substantial part of its assets or property, (vi) ceases operation of Your business as Your business has normally been conducted, or terminates substantially all of Your employees, or (vii) have Your directors or majority shareholders take any action initiating any of the foregoing actions described in this paragraph; or

•                         Either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against any of You seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting Your operations or the business being stayed; or (ii) a stay of any such order or proceeding shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) any of You shall file any answer admitting or not contesting the material allegations of a petition filed against You in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or

•                         forty-five (45) days shall have expired after the appointment, without Your consent or acquiescence, of any trustee, receiver or liquidator of any of You or of all or any substantial part of the properties of any of You without such appointment being vacated; or

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Agreements with Us. The occurrence of any default under any other Loan Document, any Excluded Agreement, or any other agreement between any of You and/or any of Your Subsidiaries and Us (other than any default embodied in or covered by any clause of this Section 14) and such default continues for more than thirty (30) days after the earlier of (i) We have given written notice of such default to You, or (ii) You have actual knowledge of such default; or

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Other Agreements. (a) The occurrence of any default (other than any default embodied in or covered by any other clause of this Section 14) that has not been cured or waived within any applicable grace period under any lease, loan, or other agreement or obligation of any of You involving any obligation for borrowed money (other than Indebtedness pursuant to the Working Capital Loan Facility) which aggregates more than Five Hundred Thousand Dollars ($500,000), or which default could reasonably be expected to have a Material Adverse Effect; or (b) the occurrence of an event of default that has not been cured or waived within any applicable grace period under the Working Capital Loan Facility, the effect of which event of default is to cause, with the giving of notice, if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), prior to its stated maturity; or

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Judgments. The entry of (a) any judgment or arbitration award against any of You involving a judgement or an award in excess of Five Hundred Thousand Dollars ($500,000) or that could reasonably be expected to have a Material Adverse Effect that is not covered by insurance by a solvent insurance carrier that has confirmed coverage in writing, has not been, discharged, bonded or stayed on appeal within thirty (30) days; or (b) any judgment or arbitration award against You in which You are enjoined, restrained or in any way prevented from conducting all or any material part of Your business or affairs; or

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Change of Control. Except as otherwise permitted under this Agreement, the occurrence of any event or transaction, including the sale or exchange of outstanding shares of Your capital stock, or series of related events or transactions, resulting in (a) the holders of such outstanding capital stock immediately before consummation of such event or transaction, or series of related events or transactions, do not, immediately after consummation of such event or transaction or series of related events or transactions, retain, directly or indirectly, capital stock representing at least fifty percent (50%) of the voting power of the surviving Person of such event or transaction or series of related events or transactions, in each case without regard to whether You or any of Your Subsidiaries are the surviving Person, (b) any Person or “group” (other than a Person that is a stockholder on the Closing Date) shall obtain “beneficial ownership” (as such terms are defined under Section 13d-3 of and Regulation 13D under the Securities Exchange Act of 1934), either directly or indirectly, of more than forty percent (40%) of Your outstanding capital stock having the right to vote for the election of directors under ordinary circumstances, or (c) You cease to own and control all of the economic and voting rights associated with all of the outstanding capital stock of Your Subsidiaries. Notwithstanding anything to the contrary in this paragraph, Your issuance of capital stock to venture capital firms in connection with a bona fide round of equity financing (including the conversion of Subordinated Indebtedness in connection with such equity financing) for capital raising purposes shall not be deemed an Event of Default pursuant to this paragraph; or

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Investor Abandonment. We have determined, in Our good faith judgment (after consultation with Your investors), that it is the intention of Your current equity investors to not continue to fund, or arrange for the funding of, You in the amounts and timeframe reasonably necessary to enable You to satisfy the Secured Obligations as they become due and payable; or

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Officers. The individuals holding the offices of Your Chief Executive Officer as of the Closing Date shall for any reason cease to hold such offices or be actively engaged in Your day-to-day management, unless a successor reasonably acceptable to Your board of directors is appointed within one hundred twenty (120) days of such cessation; or

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Guaranty Documents. (a) Any guaranty of any Secured Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Secured Obligations or any Event of Default occurs under any security agreement or other agreement between Us and any Guarantor; (c) any event or circumstance described in paragraphs 3 through 8 of this Section 14 occurs with respect to any Guarantor, or (d) the death, liquidation, administration, winding up, or termination of existence of any Guarantor (as applicable).

15.	WHAT HAPPENS UPON AN EVENT OF DEFAULT

If an Event of Default has occurred and is continuing, We can at Our option (or in the case of the fourth and fifth paragraphs below, Collateral Agent may), and without notice to any of You:

•	Terminate Our commitment to make any future Advances under this Agreement;

•	Terminate Our obligation to permit the principal, interest, fees, costs or other amounts owed by You to Us to remain outstanding;

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Recover all sums due and accelerate and demand payment of all or any part of the principal, interest, fees, costs or other amounts owed by any of You to Us and declare them to be immediately due and payable (provided, that upon the occurrence of a default of the type described in the fifth paragraph of Section 14 (i.e. “Bankruptcy; Attachment; Other”), the Promissory Notes and all of the principal, interest, fees, costs or other amounts owed by any of You to Us shall automatically be accelerated and made immediately due and payable, in each case without any further notice or act);

•	Settle or adjust disputes and claims directly with the account debtors of any of You for amounts, upon terms and in whatever order that Collateral Agent reasonably considers to be advisable;

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Enter the premises of any of You, without notice and process of law and in compliance with Your security requirements, to remove and repossess the Collateral without being liable to any of You for damages due to the repossession, except those resulting from Our or Our assignees’ negligence and charge You for the cost of repossession, storing and shipping the Collateral. With respect to any premises that any of You own, You hereby grant to Collateral Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Our rights or remedies provided herein, at law, in equity, or otherwise; and

•	Pursue any other remedy permitted by law, equity or otherwise.

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Upon and after an Event of Default, the unpaid principal and accrued interest on the Promissory Notes and Advances and all outstanding principal, interest, fees, costs or other amounts owed by any of You to Us, including all professional fees and expenses, shall thereafter bear interest at the Default Rate.

Collateral Agent may exercise all rights and remedies with respect to the Collateral under this Agreement or the other Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. Each of You hereby grants to Collateral Agent a license and right, to use, without charge, the labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature of any of You, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral. In connection with Our exercise of Our rights under this Agreement and the other Loan Documents, each of the rights of any of You under all licenses and all franchise agreements shall inure to Our benefit. All Our rights and remedies shall be cumulative and not exclusive.

In addition to the power of attorney granted by each of You to Collateral Agent in Section 12, effective only upon the occurrence and during the continuance of an Event of Default, each of You hereby irrevocably appoints Collateral Agent (and any of its designated officers, agents, attorneys or employees) as Your true and lawful attorney to: (a) send requests for verification of Receivables or notify account debtors of its security interest in the Receivables; (b) endorse Your name on any checks or other forms of payment or security that may come into its possession; (c) sign Your name on any invoice or bill of lading relating to any Receivable, drafts against account debtors, schedules and assignments of Receivables, verifications of Receivables, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Your policies of insurance; (f) settle and adjust disputes and claims respecting the Accounts directly with account debtors, for amounts and upon terms which Collateral Agent determines to be reasonable. Collateral Agent’s appointment as the attorney in fact for each of You, and each and every one of Collateral Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Secured Obligations have been Paid in Full.

16.	WHAT HAPPENS IF YOU ARE IN DEFAULT AND WE EXERCISE OUR REMEDIES

If an Event of Default has occurred and is continuing, Collateral Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as it may elect. Any such sale may be made either at public or private sale at the place of business of any of You or elsewhere. Each of You agrees that any such public or private sale may occur upon Collateral Agent’s ten (10) calendar days’ prior written notice to You. Collateral Agent may require any of You to assemble the Collateral and make it available to it at a place it designates that is reasonably convenient to it. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied in the following order of priorities:

First, to Us in an amount sufficient to pay in full Our costs and professionals’ and advisors’ fees and expenses;

Second, to Us in an amount equal to the then unpaid amount of all the principal, interest, fees, costs or other amounts owed by any of You to Us, in such order and priority as We may choose in Our sole discretion (provided that all amounts applied to any category of Secured Obligations relating to the Advances or other amounts that are based on Lenders’ Pro Rata Shares shall be allocated between Lenders based on their respective Pro Rata Shares, and all amounts applied to any other category of Secured Obligations shall be applied pro rata to each of Us based on Our respective portion thereof); and

Finally, after the Payment in Full of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to any of You or Your representatives or as a court of competent jurisdiction may direct.

17.	CROSS-GUARANTY

Cross-Guaranty. Each of You hereby agrees that You are jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Us and Our respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Secured Obligations owed or hereafter owing to Us by the other of You. Each of You agrees that Your guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that Your obligations under this Section shall not be discharged until payment and performance, in full, of the Secured Obligations has occurred, and that Your obligations under this Section shall be absolute and unconditional, irrespective of, and unaffected by:

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the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any of You are or may become a party;

•	the absence of any action to enforce this Agreement (including this Section) or any other Loan Document or the waiver or consent by Us with respect to any of the provisions thereof;

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the existence, value or condition of, or failure to perfect Our Lien against, any security for the Secured Obligations or any action, or the absence of any action, by Us in respect thereof (including the release of any such security);

•	the insolvency of any of You; or

•	any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each of You shall be regarded, and shall be in the same position, as principal debtor with respect to the Secured Obligations guaranteed hereunder.

Waivers. Each of You expressly waives all rights any of You may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Us to marshal assets or to proceed in respect of the Secured Obligations guaranteed hereunder against the other of You, any other party or against any security for the payment and performance of the Secured Obligations before proceeding against, or as a condition to proceeding against, You. It is agreed among each of You and Us that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section and such waivers, We would decline to enter into this Agreement.

Benefit of Guaranty. Each of You agrees that the provisions of this Section are for Our benefit and the benefit of Our respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Person and Us, the obligations of such Person under the Loan Documents.

Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth herein, each of You hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each of You acknowledges and agrees that this waiver is intended to benefit Us and shall not limit or otherwise affect Your liability hereunder or the enforceability of this Section, and that We and Our respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section.

Election of Remedies. If We may, under applicable law, proceed to realize Our benefits under any of the Loan Documents giving Us a Lien upon any Collateral, whether owned by any of You or by any other Person, either by judicial foreclosure or by non judicial sale or enforcement, We may, at Our sole option, determine which of Our remedies or rights We may pursue without affecting any of Our rights and remedies under this Section. If, in the exercise of any of Our rights and remedies, We shall forfeit any of Our rights or remedies, including Our right to enter a deficiency judgment against any of You or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each of You hereby consents to such action by Us and waives any claim based upon such action, even if such action by Us shall result in a full or partial loss of any rights of subrogation that any of You might otherwise have had but for such action by Us. Any election of remedies that results in the denial or impairment of any right of Ours to seek a deficiency judgment against any of You shall not impair the respective obligations of the rest of You to pay the full amount of the Secured Obligations. In the event We shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, We may bid all or less than the amount of the Secured Obligations and the amount of such bid need not be paid by Us but shall be credited against the Secured Obligations. The amount of the successful bid at any such sale, whether We are or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Secured Obligations shall be conclusively deemed to be the amount of the Secured Obligations guaranteed under this Section, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which We might otherwise be entitled but for such bidding at any such sale.

Limitation. Notwithstanding any provision herein contained to the contrary, the liability of each of You under this Section (which liability is in any event in addition to amounts for which You are primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the greater of: (a) the net amount of the amounts advanced to the other of You under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, the other of You; and (b) the amount that could be claimed by Us from the other of You under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, Your right of contribution and indemnification from the other of You under this Section.

Contribution with Respect to Guaranty Obligations.

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To the extent that any of You shall make a payment under this Section of all or any of the Secured Obligations (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by such Person, exceeds the amount that such Person would otherwise have paid if each of You had paid the aggregate Secured Obligations satisfied by such Guarantor Payment in the same proportion that such Person’s Allocable Amount (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of You as determined immediately prior to the making of such Guarantor Payment, then, following Payment in Full of the Secured Obligations, such Person shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, the other of You for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

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As of any date of determination, the “Allocable Amount” of any of You shall be equal to the maximum amount of the claim that could then be recovered from such Person under this section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

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This subsection is intended only to define the relative rights of each of You and nothing set forth in this subsection is intended to or shall impair the obligations of each of You, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including subsection “Cross-Guaranty” above. Nothing contained in this subsection shall limit the liability of any of You to pay the Advances made directly or indirectly to You and accrued interest, fees and expenses with respect thereto, for which You shall be primarily liable.

•	The Parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Person to which such contribution and indemnification is owing.

•	The rights of the indemnifying Persons against other Persons under this subsection shall be exercisable upon the Payment in Full of the Secured Obligations.

Liability Cumulative. The liability of each of You under this Section is in addition to and shall be cumulative with all liabilities of each of You to Us under this Agreement and the other Loan Documents to which You are a party or in respect of any Secured Obligations or obligation of each of You, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

18.	DOCUMENTS YOU WILL PROVIDE US

You will provide Us with each of the following documents on or before the Closing Date:

•	Executed originals of this Agreement, and all other documents and instruments that We may reasonably require;

•	Secretary’s certificate of incumbency and authority for each of You;

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Certified copy of resolutions of each of Your boards of directors approving this Agreement, the associated Warrant Agreement(s) and the other Loan Documents and the transactions evidenced by this Agreement, the associated Warrant Agreement(s) and the other Loan Documents;

•	Certified copy of Certificate of Incorporation and By-Laws for each of You, as amended through the Closing Date;

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A certificate of good standing from the State of incorporation of each of You, and similar certificates from all other jurisdictions where any of Your Subsidiaries do business and where the failure to be qualified, individually or collectively, could reasonably be expected to have a Material Adverse Effect;

•	Payment of the Facility Fee for the Commitment Amount as denoted in the Table of Terms;

•	Your budget and business plan of the current fiscal year;

•	Executed Certificate of Perfection, attached as Exhibit C;

•	Executed Managerial Assistance Acknowledgement Letter, attached as Exhibit F;

•	Executed original of the Collateral Agency Agreement, executed by Us;

•	A favorable written opinion of Your legal counsel, addressed to Us and dated on the Closing Date, covering such matters relating to You and the Loan Documents as We shall reasonably request; and

•	Any such other documents as We may reasonably request.

Within sixty (60) days following the Closing Date:

•	Executed Bailee Waivers for Your following locations:

•	Absoprtion Pharmaceuticals LLC, 3585 S. Town Center Dr., Las Vegas, Nevada

•	EHT Pharmacy, LLC d/b/a Curexa Pharmacy, 3007 Ocean Heights Ave, Egg Harbor Township, New Jersey,

•	PostMeds, Inc. d/b/a Truepill, 1700 S. Amphlett Blvd., Suite 221, San Mateo, California,

•	Iron Mountain, 30481 Whipple Road, Union City, California,

•	Albanese Confectionary Group, Inc., 5441 E. Lincoln Highway, Merrillville, Indiana, and

•	Fareva USA, Inc., 2248 Darbytown Rd., Henrico

Until Payment in Full of the Secured Obligations, each of You shall provide Us with:

Financial Statements. Within thirty (30) days after the end of each month, each of You will provide Us with an unaudited income statement, statement of cash flows, and an unaudited balance sheet prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end adjustments) accompanied by a report detailing any material contingencies. Within two-hundred seventy (270) days of the end of each fiscal year end, each of You will provide Us with audited financial statements accompanied by an audit report and an unqualified opinion of the independent certified public accountants. Within sixty (60) days after the start of each fiscal year, each of You will provide Us a budget and business plan for such fiscal year. Each of You will provide Us any additional information (including, but not limited to, tax returns, income statements, balance sheets and names of principal creditors) as We reasonably believe are necessary to evaluate the continuing ability of each of You to meet Your financial obligations to Us; provided that copies of any board packages delivered to the board of directors of any of You in connection with board meetings or otherwise may be redacted for privileged or confidential information as determined by You in Your reasonable discretion. These statements should be emailed to Us at financials@triplepointcapital.com, or upon Our prior approval, sent by facsimile or mail to Us at the address listed in the Table of Terms.

Other Information. (a) Within ten (10) Business Days after the closing of any equity financing, or extension of an existing round of equity financing, occurring after the Closing Date, in which You issue preferred stock or other securities You will provide Us with copies of the fully executed equity financing documents, including without limitation the related stock purchase agreement, investors rights agreement, voting agreement, amended or restated Certificates of Incorporation, current capitalization table and other related documents and (b) within ninety (90) days after completion You shall provide Us with any 409A Valuation Reports or other similar reports prepared for You.

Certificate of Compliance. Within thirty (30) days after the end of each calendar quarter, each of You will provide Us with a Certificate of Compliance in the form attached as Exhibit D.

19.	RIGHT TO INVEST

You grant Lenders (or at any Lender’s election, an Affiliate of such Lender) the right to invest up to One Million Dollars ($1,000,000) in the aggregate, allocated between Lenders as they may agree, in HIMS, INC.’s Next Round, at each such Lender’s sole discretion on the same terms and conditions as other investors in Your Next Round. The written notice of the proposed date of the Next Round (which shall be at least five (5) Business Days following such notice) shall include the final terms, conditions and pricing of the Next Round and copies of draft equity documents. The foregoing Right To Invest shall survive any termination or expiration of this Agreement and be in full force and effect until the consummation of Your Next Round.

20.	OTHER LEGAL PROVISIONS YOU WILL ABIDE BY

Continuation of Security Interest. This is a continuing agreement and the grant of the security interest and Lien hereunder or any other Loan Document shall remain in full force and effect and all of Our rights, powers and remedies shall continue to exist until the Payment in Full of all Secured Obligations. Upon termination of this Agreement and Payment in Full of all Secured Obligations (other than unmatured indemnification obligations as to which no claim for payment has been made), We will deliver to You (or will authorize You to record) termination statements, discharge documents, releases, and any other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Secured Obligations, the Collateral and all rights conveyed hereby, and shall return possession of the Collateral to You. Our rights, powers and remedies shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein or in any other Loan Document shall not be construed as a waiver of or election of remedies with respect to any of Our other rights, powers and remedies.

Entire Agreement. This Agreement and associated Promissory Notes supersede all other oral or written agreements or understandings between the Parties concerning the transactions contemplated hereby. ANY AMENDMENT OF THIS AGREEMENT OR A PROMISSORY NOTE MAY ONLY BE ACCOMPLISHED THROUGH A DOCUMENT WITH SIGNATURES FROM EACH OF THE PARTIES TO SUCH DOCUMENT (AND FOR THE AVOIDANCE OF DOUBT, ANY AMENDMENT OF ANY PROMISSORY MUST BE EXECUTED BY THE LENDER TO WHICH SUCH PROMISSORY NOTE WAS ISSUED).

Headings. Headings used in this Agreement are for reference and convenience of the Parties only and shall have no substantive effect in the interpretation of this Agreement.

No Waiver. No action taken by Us or You will be deemed to constitute a waiver of compliance with any representation, warranty or covenant contained in this Agreement or Promissory Note. The waiver by Us of a breach of any provision of this Agreement or a Promissory Note will not operate or be construed as a waiver of any subsequent breach.

Survival of Obligations. The indemnification, obligations, representations and warranties contained in this Agreement, any Promissory Note or in any document delivered in connection with those agreements are for the benefit of the Parties and survive the execution, delivery, expiration or termination of this Agreement.

Tax Indemnification. Without limiting the generality of Section 13, You agree to pay, and to hold Us harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales, or other similar taxes (excluding taxes imposed on or measured by Our net income or franchise taxes) that may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each of You and Your permitted assigns (if any). None of You shall assign Your obligations under this Agreement, the Promissory Notes or any of the other Loan Documents without Our express prior written consent, and any such attempted assignment shall be void and of no effect. Each of You acknowledges and understands that We may sell and assign all or part of Our respective interests hereunder and under the Promissory Note(s) and all other related Loan Documents to any person or entity to be known as assignee; provided, however, that if no Event of Default has occurred and is continuing, We may not sell and assign any part of Our interest to a direct competitor of You, as determined by Your board of directors in good faith. After such assignment the term “We,” “Us,” and “Our” (and “Lender” if the assignor is assigning any of its interests as a Lender, and “Collateral Agent” if the assignor is the Collateral Agent) as used in the Loan Documents will mean and include such assignee, and such assignee will be vested with all Our rights, powers and remedies hereunder (including, as applicable, as a Lender or as Collateral Agent) and shall have Our duties with respect to the interest that each of You have granted Us (including, as applicable, as a Lender or as Collateral Agent); but with respect to any such interest not so transferred, We shall retain all rights, powers and remedies. No such assignment will relieve any of You of any of Your obligations. We agree that in the event of any transfer of the Promissory Note(s), We will denote on the Promissory Note a notation as to the portion of the principal and interest of the Promissory Note(s), which shall have been paid at the time of such transfer and the date of the transfer.

Consent To Jurisdiction And Venue. All judicial proceedings arising in or under or related to this Agreement, the Promissory Notes or any of the other Loan Documents may be brought in any state or federal court of competent jurisdiction located in the State of California. By execution and delivery of this Agreement, each Party hereto generally and unconditionally: (a) consents to personal jurisdiction in San Mateo County, State of California; (b) waives any objection as to jurisdiction or venue in San Mateo County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Promissory Notes or the other Loan Documents. Service of process on any Party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in this Section, and shall be deemed effective and received as set forth therein. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either Party to bring proceedings in the courts of any other jurisdiction.

Mutual Waiver Of Jury Trial; Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the Parties wish applicable state and federal laws to apply (rather than arbitration rules), the Parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE PARTIES SPECIFICALLY WAIVES ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY ANY OF YOU AGAINST US OR OUR ASSIGNEE OR BY US OR OUR ASSIGNEE AGAINST ANY OF YOU. IN THE EVENT THAT THE FOREGOING JURY TRIAL WAIVER IS NOT ENFORCEABLE, ALL CLAIMS, INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”). THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE. IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT. THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT. NOTHING IN THIS SECTION SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE LAWFUL SELF-HELP REMEDIES, FORECLOSE AGAINST COLLATERAL OR OBTAIN PROVISIONAL REMEDIES. THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE. THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS SECTION. THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY. THIS WAIVER EXTENDS TO ALL SUCH CLAIMS, INCLUDING CLAIMS THAT INVOLVE PERSONS OTHER THAN ANY OF YOU AND US; CLAIMS THAT ARISE OUT OF OR ARE IN ANY WAY CONNECTED TO THE RELATIONSHIP BETWEEN YOU AND US; AND ANY CLAIMS FOR DAMAGES, BREACH OF CONTRACT, SPECIFIC PERFORMANCE, OR ANY EQUITABLE OR LEGAL RELIEF OF ANY KIND, ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OF THE EXCLUDED AGREEMENTS.

Professional Fees. Each of You promises to pay or reimburse on demand, any and all reasonable professional fees and expenses incurred by Us whether before or after the execution of this Agreement in connection with or related to: the Loan Documents, the Excluded Agreements, or the Secured Obligations; the administration, collection, or enforcement of the Secured Obligations; amendment or modification of the Loan Documents and the Excluded Agreements; any waiver, consent, release, or termination under the Loan Documents or Excluded Agreements; the protection, preservation, sale, lease, liquidation, or disposition of, or other action related to, the Collateral or the exercise of remedies with respect to the Collateral; or any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to any of You or the Collateral, and any appeal or review thereof; and any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to any of You, the Collateral, the Loan Documents, or the Excluded Agreements, including representing Us in any adversary proceeding or contested matter commenced or continued by or on behalf of the estate of any of You, and any appeal or review thereof. Our professional fees and expenses shall include reasonable fees or expenses for Our attorneys, accountants, auditors, auctioneers, liquidators, appraisers, investment advisors, environmental and management consultants, or experts engaged by Us in connection with the foregoing. The promise of each of You to pay all of Our reasonable professional fees and expenses is part of the Secured Obligations under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, You shall not be responsible for paying any legal fees or legal expenses incurred by Us on or prior to the Closing Date.

Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against any of You for liquidation or reorganization, if any of You become insolvent or make an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of the assets of any of You, or if any payment or transfer of Collateral is recovered from Us. The Loan Documents, the Secured Obligations and Collateral Agent’s Lien on the Collateral shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Us, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Us or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Us in cash.

Subordination Agreement. This Agreement and all other Loan Documents are subject to the Working Capital Intercreditor Agreement and in the event of any conflict between the express terms and conditions of this Agreement or any other Loan Document, on the one hand, and of the Working Capital Intercreditor Agreement, on the other hand, including with respect to the priority of Liens required or created hereunder or under any other Loan Document, the terms and provisions of the Working Capital Subordination Agreement shall control. Nothing in this Section 20 shall be construed to provide that any of You are third party beneficiaries of the provisions of the Working Capital Intercreditor Agreement or may assert any rights, defenses or claims on account of the Working Capital Intercreditor Agreement or this Section 20.

Notices. Any notice, request or other communication to any of the Parties by any other will be given in writing, on an electronic basis or otherwise, and deemed received upon the earliest of (1) actual receipt, (2) three (3) days after mailing if mailed postage prepaid by regular or airmail to Us or You, at the address set out in the Table of Terms, and (3) one (1) day after it is sent by courier or overnight delivery. We shall be entitled to rely on the information contained in the electronic files; provided that We in good faith believe that the files were delivered by You.

Applicable Law. This Agreement and any Promissory Note will have been made, executed and delivered in the State of California and will be governed and construed for all purposes in accordance with the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all such counterparts together constitute one and the same instrument.

Signatures. This Agreement and any Promissory Note may be executed and delivered by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) and, upon such delivery, the facsimile, TIFF or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other party.

Confidentiality. All financial information and other non-public information (other than any such information contained in periodic reports filed by any of You with the Securities and Exchange Commission) disclosed by any of You to Us shall be considered confidential for purposes of this Agreement. In handling any confidential information, We will exercise the same degree of care that We exercise for Our own proprietary information, but disclosure of information may be made (i) to Our subsidiaries or Affiliates in connection with their business with any of You, (ii) to prospective transferees or purchasers of any interest in the Loans (provided, however, We shall obtain such prospective transferee’s agreement of the terms of this provision and any purchaser shall be agreeing to assume the obligations hereunder and therefore agreeing to abide by the provisions hereof, including, without limitation, the provisions of this Section), (iii) as We deem necessary or appropriate to any bank, financial institution or other similar entity, provided, however, that such bank, financial institution or other similar entity agrees in writing to maintain the confidentiality of such information, (iv) to S&P, Moody’s, Fitch and/or other ratings agency, as We deem necessary or appropriate, provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such, (v) as required by law, regulation, subpoena, or other order, (vi) to the extent requested by any regulatory authority, (vii) as required in connection with Our examination or audit and (viii) as We consider appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Our possession when disclosed to Us, or becomes part of the public domain after disclosure to Us; or (b) is disclosed to Us by a third party, if We do not know that the third party is prohibited from disclosing the information. Notwithstanding the above, each of You hereby consents to the use by Us of the company name and logo of any of You for advertising, promotional and marketing purposes only. Such use may reference the type of credit facility but will not indicate the amount of the credit facility without Your prior written approval.

21.	DEFINITIONS

Capitalized terms used in this Agreement shall have the following meanings:

“Account” means any “account,” as such term is defined in the UCC, which any of You now own or acquire or in which any of You now hold or acquire any interest and in any event, shall include, without limitation, all accounts receivable, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) that any of You now own, receive or acquire or belongs or is owed or becomes belonging or owing to any of You (including, without limitation, under any trade name, style or division thereof) whether arising out of goods sold or services that any of You render or from any other transaction, whether or not the same involves the sale of goods or services by any of You (including, without limitation, any such obligation that may be characterized as an account or contract right under the UCC) and all of any of Your rights in, to and under all purchase orders or receipts now owned or acquired by any of You for goods or services, and all of any of Your rights to any goods represented by any of the foregoing (including, without limitation, unpaid seller’s rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), and all monies due or to become due to any of You under all purchase orders and contracts for the sale of goods or the performance of services or both by any of You or in connection with any other transaction (whether or not yet earned by performance on the part of any of You), now in existence or occurring, including, without limitation, the right to receive the proceeds of said purchase orders and contracts, and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

“Acquisition Consideration” shall mean the purchase consideration for a Permitted Acquisition and all other payments, directly or indirectly, by any of You or any of Your Subsidiaries in exchange for, or as part of, or in connection with, a Permitted Acquisition, whether paid or payable in cash or by exchange of capital stock or of properties or otherwise and whether payable at or prior to the consummation of a Permitted Acquisition or deferred to a future time (with any contingent deferred consideration to be measured based upon Your reasonable projection of the amount thereof, which amount shall be certified by You in a certificate as to such reasonable projected amount addressed and delivered to Us on or prior to the date of such Permitted Acquisition and which projected amount shall be consented to by Collateral Agent).

“Advance” has the meaning given to it in Section 1.

“Advance Date” means, with respect to each specific Advance, the day on which We make such Advance to You.

“Advance Request” means any request for an Advance to be executed and delivered from time to time by You to Us in the form attached to this Agreement as Exhibit B.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners, and members.

“Agreement” has the meaning given to it in the Preamble.

“Availability Period” has the meaning set forth in the Table of Terms.

“Bailey Entities” means (i) Bailey Health of Florida LLC, a Florida limited liability company, (ii) Bailey Health of Indiana LLC, a Indiana limited liability company, (iii) Bailey Health of Missouri LLC, a Missouri limited liability company, (iv) Bailey Health of Nebraska LLC, a Nebraska limited liability company and, (v) Bailey Health of Vermont LLC, a Vermont limited liability company, and (vi) Bailey Health of Virginia LLC, a Virginia limited liability company.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other government action to close.

“Cash” means all cash, money, currency, and liquid funds, wherever held, which any of You own now, hold or acquire any right, title, or interest in.

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest.

“Closing Date” means November __, 2019.

“Collateral” has the meaning given to it in Section 8.

“Collateral Agency Agreement” means that Collateral Agency Agreement entered into among Us as of the Closing Date, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Agent” has the meaning given to it in the preamble.

“Commitment Amount” has the meaning set forth in the Table of Terms.

“Commitment Increase Request Notice” has the meaning given to it in Section 3.

“Copyright License” means any written agreement granting to any of You any right to use any Copyright or Copyright registration in which agreement You now hold or hereafter acquire any interest.

“Copyrights” means all of the following now owned or acquired by any of You or in which any of You now hold or acquire any interest: (i) all copyrights and copyright rights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country, or pursuant to any convention or treaty; (ii) all registrations of, applications for registration and recordings of any copyright rights in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (iii) all continuations, renewals or extensions of any copyrights and any registrations thereof; and (iv) any copyright registrations to be issued under any pending applications.

“Default” means any event that, with the passage of time or notice or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to it in Section 7.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest.

“Documents” means any “documents,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest.

“End of Term Payment” has the meaning set forth in the Table of Terms.

“Equipment” means any “equipment,” as such term is defined in the UCC, and any and all additions, upgrades, substitutions and replacements thereto or thereof, together with all attachments, components, parts, accessions and accessories installed thereon or affixed thereto, now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning given to it in Section 14.

“Excluded Accounts” means (a) Excluded Foreign Accounts, (b) any Deposit Account held by a third party payroll provider (i) that is used solely for payment of (A) payroll, earned bonuses, commissions, other compensation and related expenses or (B) medical and dental claims to employees of You or any of Your Subsidiaries, or (ii) the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes required to be paid to the IRS or state or local governmental agencies with respect to employees or (B) amounts required to be paid over to an employee benefit plan, (c) any Deposit Account holding security deposits held by the account owner in its capacity as landlord or sublandlord under any lease or sublease, or (d) trust accounts for the receipt of payments from account debtors of Practices and prompt distribution to Practices provided that You do not commingle any of Your Cash in such accounts.

“Excluded Agreements” means (i) any Warrant Agreement or warrant agreement entered into by You in favor of any of Us after the Closing Date; and (ii) any stock purchase agreement, options, or other warrants to acquire, or agreements governing the rights of, any capital stock or other equity security, or any common stock, preferred stock, or equity security issued to or purchased by Us or Our nominee or assignee.

“Facility Fee” has the meaning set forth in the Table of Terms.

“Foreign Subsidiary” means a Subsidiary organized in a country other than the United States.

“Fixtures” means any “fixtures,” as such term is defined in the UCC, together with any of Your right, title and interest in and to all extensions, improvements, betterments, renewals, substitutes, and replacements thereof, and all additions and appurtenances thereto any, now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time.

“General Intangibles” means any “general intangibles,” as such term is defined in the UCC, and, in any event, includes proprietary or confidential information (other than Intellectual Property); business records and materials (other than Intellectual Property); customer lists; interests in partnerships, joint ventures, corporations, limited liability companies and other business associations; permits; claims in or under insurance policies (including unearned premiums and retrospective premium adjustments); and rights to receive tax refunds and other payments and rights of indemnification, now owned or acquired by any of You or in which any of You may now or hereafter have any interest.

“Goods” means any “goods,” as such term is defined in the UCC, now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“Guarantor” means any Person who from time to time may guaranty or provide collateral or other credit support for all or any portion of the Secured Obligations.

“Indebtedness” means, of any Person, at any date, without duplication and without regard to whether matured or unmatured, absolute or contingent: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services; (iv) all obligations of such Person as lessee under capital leases; (v) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance, or similar instrument, whether drawn or undrawn; (vi) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities; (vii) all obligations of such Person to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, except to the extent that (A) such obligations remain performable solely at the option of such Person or (B) any such exchange or conversion is made solely for such capital stock; (viii) all obligations to repurchase assets previously sold (including any obligation to repurchase any accounts or chattel paper under any factoring, receivables purchase, or similar arrangement); (ix) obligations of such Person under interest rate swap, cap, collar or similar hedging arrangements; and (x) all obligations of others of any type described in clause (i) through clause (ix) above guaranteed by such Person.

“Indemnitee” has the meaning given to it in Section 13.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the United States Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Instruments” means any “instrument,” as such term is defined in the UCC, now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“Intellectual Property” means all Copyrights; Trademarks; Patents; Licenses; source codes; trade secrets; inventions (whether or not patented or patentable); technical information, processes, designs, knowledge and know-how; data bases; models; drawings; websites, domain names, and URL’s, and all applications therefor and reissues, extensions, or renewals thereof; together with the rights to sue for past, present, or future infringement of Intellectual Property and the goodwill associated with the foregoing.

“Inventory” means any “inventory,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest, and, in any event, shall include, without limitation, all Goods and personal property that are held by or on any of Your behalf for sale or lease or are furnished or are to be furnished under a contract of service or that constitute raw materials, work in process or materials used or consumed or to be used or consumed in any of Your businesses, or the processing, packaging, promotion, delivery or shipping of the same, and all finished goods, whether or not the same is in transit or in any of Your constructive, actual or exclusive possession or is held by others for any of Your account, including, without limitation, all property covered by purchase orders and contracts with suppliers and all goods billed and held by suppliers and all such property that may be in the possession or custody of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents or other Persons.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interest or other securities) of any Person, or any loan, advance or capital contribution to any Person.

“Investment Property” means any “investment property,” as such term is defined in the UCC, and includes any certificated security, uncertificated security, money market funds, bonds, mutual funds, and U.S. Treasury bills and notes now owned or hereafter acquired by any of You or in which any of You now hold or acquire any interest.

“Joinder Agreement” means a joinder agreement in substantially the form attached as Exhibit E.

“Letter of Credit Rights” means any “letter of credit rights,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or acquire any interest, including any right to payment under any letter of credit.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or acquired by any of You or in which any of You now hold or acquire any interest and any renewals or extensions thereof.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable law of any jurisdiction.

“Loan Documents” means this Agreement, the Promissory Notes, all UCC Financing Statements, the Collateral Agency Agreement and applications for registration in connection with the Collateral, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, including those documents described on the Schedule of Documents attached hereto as Schedule 2, as the same may from time to time be amended, modified, supplemented or restated; provided, that the Loan Documents shall not include any of the Excluded Agreements.

“Loan Term” has the meaning set forth in the Table of Terms.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of all of You taken as a whole, (ii) the ability of any of You to perform the Secured Obligations in accordance with the terms of the Loan Documents or Our ability to enforce any of Our rights and remedies with respect to the Secured Obligations in accordance with the terms of the Loan Documents, or (iii) the Collateral or Collateral Agent’s Liens on the Collateral or the priority of such Liens.

“Material Foreign Subsidiary” means any Foreign Subsidiary that (a) holds total assets that represent more than 15% of Your consolidated total assets, or (b) gross revenues that represent more than 15% of Your consolidated gross revenues during any fiscal year.

“Merger Event” means (i) any reorganization, consolidation or merger (or similar transaction or series of transactions) by any of You or any of Your subsidiaries, with or into any other Person; (ii) any transaction, including the sale or exchange of outstanding shares of Your capital stock, or the capital stock of any of Your Subsidiaries, in which the holders of such outstanding capital stock of the affected corporation immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain capital stock representing at least 50.0% of the voting power of the surviving corporation of such transaction or series of related transactions (or the parent corporation of such surviving corporation if such surviving corporation is wholly owned by such parent corporation), in each case without regard to whether You or any of Your subsidiaries are the surviving corporation, or (iii) the sale, exclusive license or other disposition of all or substantially all of Your assets, or the assets of any of Your subsidiaries.

“Next Round” means the first equity financing, or extension of an existing round of equity financing, occurring after the Closing Date (anticipated to be Your Series D Preferred Stock financing), in which You issue preferred stock for aggregate gross cash proceeds of at least One Million Dollars ($1,000,000) (with aggregate proceeds to include the amounts that the investors in such financing have committed to invest, in accordance with the terms of the financing documents after the initial closing under such documents and to exclude any amounts receivable upon, or attributable to, conversion or cancellation of indebtedness), whether in a single or multiple closings and whether in related or unrelated financings.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Paid in Full” means, with respect to the Secured Obligations, that: (a) all of such Secured Obligations (other than (i) contingent indemnification or reimbursement obligations not yet due and payable, or (ii) other obligations which, by their terms, survive termination of the documents relating to such Secured Obligations) have been paid, performed or discharged in full (with all such Secured Obligations consisting of monetary or payment obligations having been paid in full in cash or cash equivalents), regardless of whether any such amounts are allowed or allowable in any Insolvency Proceeding, and (b) no Person has any further right to obtain any Advances or other extensions of credit hereunder. “Payment in Full” and words of like import shall have a correlative meaning.

“Part Exposure” means, as of any time of determination with respect to any Lender with respect to any Part, the sum of (a) the unfunded Commitment Amount of such Lender with respect to such Part and (b) the aggregate amount of such Lender’s portion of the aggregate outstanding principal amount of Advances under such Part.

“Parts” has the meaning given to it in Section 3.

“Patent License” means any written agreement granting to You any right with respect to any invention or Patent in which You now hold or acquire any interest.

“Patents” means all of the following now owned or acquired by any of You or in which any of You now hold or acquire any interest: (a) all patents, or rights corresponding thereto, issued or registered in the United States or any other country, (b) all applications for patents, or rights corresponding thereto in, the United States or any other country; (c) all reissues, reexaminations, continuations, divisions, continuations-in-part, or extensions of the foregoing patents and/or applications; (d) all patents to be issued under any of the foregoing applications; and (e) all foreign counterparts of the foregoing patents and/or applications.

“Patriot Act” means the USA PATRIOT Improvement and Reauthorization Act of 2005.

“Permitted Acquisition” means (i) the purchase by one of You of the third-party capital stock in another one of You, and (ii) any acquisition by You or Your Subsidiaries of all or substantially all of the capital stock or property of another Person so long as the aggregate Acquisition Consideration paid by You or Your Subsidiaries (including all transaction costs, liabilities, Indebtedness and continent obligations incurred or assumed by You or Your Subsidiaries in connection therewith) together with the aggregate Acquisition Consideration paid (including all transaction costs, liabilities, Indebtedness and contingent obligations incurred or assumed by You in connection therewith) for such acquisition and any other acquisitions does not exceed Five Million Dollars ($5,000,000)2 in the aggregate during the term hereof, and the following conditions have been met:

(a)

You provide Us with not less than twenty (20) Business Days’ prior written notice of the consummation of such acquisition, including a reasonably detailed description thereof and on or prior to the date of such proposed acquisition, We shall have received copies of the acquisition agreement and related documents (including financial information and analysis, financial projections, environmental assessments and reports, opinions, certificates and lien searches) and other information reasonably requested by Us;

(b)

You shall have (i) arranged for Us to receive the benefit of a collateral assignment of the acquisition agreement and related documents and instruments and (ii) used commercially reasonable efforts to arrange for us to be entitled to rely on any opinion letters in favor of You;

[2]	TPC is happy with the language, but only to the extent that SVB has agreed to same.

(c)	any assets acquired by You (or any subsidiary of You) in such acquisition shall be provided to Us as Collateral, and be free and clear of Liens (other than Permitted Liens);

(d)

substantially all of the assets acquired by You (or any subsidiary of You) in such acquisition shall be comprised of assets in the type of business engaged in by You as of the Closing Date or any other type of business that supports or is reasonably related to the business engaged in by You as of the Closing Date;

(e)	any Indebtedness to be assumed in such acquisition must be Permitted Indebtedness;

(f)

subject to the provisions of Section 12 with respect to Foreign Subsidiaries, any subsidiary that shall be created as result of, or in connection with, such acquisition shall enter into a guaranty of the Secured Obligations and grant a continuing Lien on its assets, and You shall enter into a stock pledge agreement pursuant to which You shall grant to Us a perfected Lien on the stock, units or other evidence of ownership of such subsidiary, subject to the Working Capital Intercreditor Agreement;

(g)	no Event of Default shall have occurred and be continuing or would result from consummation of such acquisition; and

(h)

each of the representations and warranties made by You pursuant to this Agreement and each of the other Loan Documents shall be true, complete and correct in all material respects on and as of the date of the consummation of such acquisition (except any such representations and warranties stated to be given as of a specific date other than the date of such acquisition).

“Permitted Indebtedness” means (a) Indebtedness of any of You in favor of Us; (b) Indebtedness existing at the Closing Date and disclosed on Schedule 1; (c) Indebtedness incurred for the acquisition of services, supplies, inventory on normal trade credit, or other trade payables in the ordinary course of business; (d) Indebtedness under the Working Capital Loan Facility and subject to a Working Capital Intercreditor Agreement; (e) Indebtedness not to exceed One Million Dollars ($1,000,000) in the aggregate incurred during the term hereof, secured by a Lien described in clause (vii) of the defined term “Permitted Liens”; provided that such Indebtedness does not exceed the purchase price of the specific Equipment financed with such Indebtedness; (f) Subordinated Indebtedness, (g) earnout or similar contingent obligations constituting a portion of the Acquisition Consideration for Permitted Acquisition, provided that if at the time when such consideration is due and Event of Default has not occurred and is not continuing; (h) unsecured Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business; (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (j) Indebtedness in respect of netting services, overdraft protection and otherwise in connection with Deposit Accounts or similar accounts incurred in the ordinary course of business; (k) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to You or any Subsidiary of You incurred in connection with such Person providing such benefits or insurance pursuant to customary reimbursement or indemnification obligations to such Person; (l) Indebtedness relating to judgments, including appeal bonds, or awards not constituting an Event of Default hereunder; (m) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), in an aggregate amount not to exceed $3,500,000, provided that the aggregate amount of such debt, together with the Indebtedness referenced in clause (d) of this definition does not exceed $17,500,000;3 (n) Indebtedness consisting of intercompany journal entries made in connection with cost sharing or transfer pricing transactions; provided that all such transactions are cashless; (o) other unsecured Indebtedness not to exceed One Million Dollars ($1,000,000) in the aggregate principal amount outstanding; (p) Indebtedness representing letters of credit intended to provide security for payment obligations in the ordinary course of business, and Indebtedness relating to other bank services provided to You in the ordinary course of business (but excluding credit cards) provided that the aggregate amounts thereof does not exceed $1,500,000 and (q) extensions, refinancings, modifications, amendments and restatements of any item of Permitted Indebtedness (a) though (o) above, provided that the principal amount thereof is not increased.

“Permitted Investment” means (a) Investments that are in existence on the Closing Date and disclosed on Schedule 1; (b) Investments in domestic certificates of deposit issued by, and other domestic investments with, financial institutions organized under the laws of the United States or a state thereof, having at least One Hundred Million Dollars ($100,000,000) in capital and a rating of at least “investment grade” or “A” by Moody’s or any

[3]	Putting this in line with the sub agreement.

successor rating agency; (c) Investments in marketable obligations of the United States of America and in open market commercial paper given the highest credit rating by a national credit agency and maturing not more than one year from the creation thereof; (d) so long as no Event of Default has occurred and is continuing, temporary advances to shareholders or employees to cover incidental expenses to be incurred in the ordinary course of business, in an aggregate outstanding amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000) at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (f) Investments consisting of intercompany receivables, corresponding to amounts in item (n) of the definition of “Permitted Indebtedness”, consisting of intercompany journal entries made in connection with cost sharing or transfer pricing transactions, provided that all such transactions are cashless; (g) Investments constituting (A) accounts receivable arising, (B) trade debt granted, or (C) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business; (h) Permitted Acquisitions; (i) Investments in Foreign Subsidiaries who are not borrowers hereunder to finance the operations of such Foreign Subsidiaries in the ordinary course of business in an amount not to exceed the operating expenses of such Foreign Subsidiaries (less the revenue generated by such Foreign Subsidiary) for any fiscal quarter period; (j) Investments in the form of notes receivable from shareholders or employees of any of You, extended to such shareholders or employees to purchase capital stock in any of You pursuant to plans approved by Your board of directors; (k) Investments in the form of entering into joint ventures, including a joint venture in China provided that Your total Cash investment in such joint venture does not exceed Five Hundred Thousand Dollars ($500,000); (l) Investments in the form of receivables from Practices (including the Bailey Entities) existing as of the Closing Date, in an aggregate amount not to exceed Thirty Million Dollars ($30,000,000) extended to such Practices to cover operational expenses; (m) Investments in the Practices as necessary to fund the operations of such entities on a monthly basis, provided that at no time shall the aggregate balance of any Practice Deposit Account or account holding investment property exceed one month’s of operating expenses for such Practice, and (n) other Investments in an aggregate amount not to exceed One Million Dollars ($1,000,000).

“Permitted Liens” means any and all of the following: (i) Liens in favor of Collateral Agent; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that such Liens do not have priority over any of the Liens of Collateral Agent and You maintain adequate reserves in accordance with GAAP; (iii) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Your business and imposed without action of such parties, provided that the payment thereof is not yet required and that such Liens do not have priority over any of the Liens of Collateral Agent; (iv) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (v) the following deposits, to the extent made in the ordinary course of Your business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vi) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; (vii) purchase money Liens (including capital leases) securing Indebtedness not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) (A) on Equipment acquired or held by any of You, incurred for financing the acquisition of that Equipment, or (B) existing on Equipment when acquired by You, so long as, in each case, the Lien is confined to the specific Equipment and the proceeds of the Equipment; (viii) the priority Liens in favor of the Working Capital Lender arising under the Working Capital Loan Facility, which Liens shall be senior in priority to the Liens in favor of Us pursuant to this Agreement, in all cases subject to a Working Capital Intercreditor Agreement; (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; (x) Liens in favor of financial institutions arising in connection with deposit or securities accounts held at such financial institutions, provided that such Liens only secure fees and service charges and customary chargebacks or reversals of credits associated with such accounts; (xi) Liens existing on the Closing Date and disclosed on Schedule 1; (xii) Liens on cash collateral (or securing letters of credit in lieu thereof) securing lease obligations in the ordinary course of business; provided that in the case of cash collateral securing letters of credit granted by the Working Capital Lender, We maintain a subordinated perfected security interest in such accounts; and (xiii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i), (vi), (vii), (viii) and (xi) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Pharmaceutical Suppliers” means third-party pharmacies that sell or distribute Rx Goods to Your customers on pursuant to agreements between You and such Pharmaceutical Suppliers.

“Practices” or “Practice” means Your affiliated variable interest entities which are professional corporations, professional associations or professional limited liability companies delivering professional services which receive management or other administrative services from You or any Subsidiary of You.

“Prepayment Fee” has the meaning given to it in Section 9.

“Pro Rata Share” means, as of any date of determination with respect to a Lender’s obligation to make all or a portion of any Advance under any Part or such Lender’s right to receive payments of interest, fees, and principal with respect to such Part or Advances under such Part and with respect to all other computations and other matters related to such Part or Advances thereunder, the percentage obtained by dividing (a) the Part Exposure of such Lender with respect to such Part by (b) the aggregate Part Exposure of all Lenders with respect to such Part.

“Proceeds” means “proceeds,” as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Accounts, Chattel Paper, Instruments, Cash or other proceeds payable to any of You from time to time in respect of the Collateral, (b) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any of You from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to any of You from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), (d) the proceeds, damages, or recovery based on any claim of any of You against third parties (i) for past, present or future infringement of any Copyright, Copyright License, Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License; and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Promissory Note” has the meaning given to it in Section 2.

“PT” means Pacific Time.

“Receivables” means (i) all of any of the Accounts, Instruments, Documents, Cash, Chattel Paper, Supporting Obligations, letters of credit, proceeds of a letter of credit, and Letter of Credit Rights of any of You, and (ii) all customer lists, software, and related business records.

“Right To Invest” has the meaning set forth in the Table of Terms.

“Rx Goods” means pharmaceutical products which may only be distributed by licensed Pharmaceutical Suppliers.

“Secured Obligations” means Your joint and several obligations to repay to Us all Advances (whether or not evidenced by any Promissory Note), together with all principal, interest, fees, costs, professional fees and expenses, and other liabilities or obligations for monetary amounts owed by any of You to Us, under the Loan Documents, including the indemnity and insurance obligations in Sections 10, 13 and 20 hereof and including such amounts as may accrue or be incurred before or after default or workout or the commencement of any liquidation, dissolution, bankruptcy, receivership or reorganization by or against any of You, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties of any kind or nature, present or future, arising under this Agreement, the Promissory Notes, or any of the other Loan Documents, as the same may from time to time be amended, modified, supplemented or restated, whether or not such obligations are partially or fully secured by the value of Collateral; provided, that the Secured Obligations shall not include any of the Indebtedness or obligations of any of You arising under or in connection with the Excluded Agreements.

“Subordinated Indebtedness” means Indebtedness (i) approved by Us and (ii) subordinated to the Secured Obligations on terms and conditions acceptable to Us, including without limiting the generality of the foregoing, subordination of such Indebtedness in right of payment to the prior payment in full of the Secured Obligations, the subordination of the priority of any Lien at any time securing such Indebtedness to Collateral Agent’s Liens in Your assets and properties, and the subordination of the rights of the holder of such Indebtedness to enforce its junior Lien following an Event of Default hereunder pursuant to a written subordination agreement approved by Us.

“Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.

“Supporting Obligations” means any “supporting obligations,” as such term is defined in the UCC, now owned or acquired by any of You or in which any of You now hold or hereafter acquire any interest.

“Table of Terms” means the table of terms on Pages 1-4 of this Agreement.

“TPVG” means TriplePoint Venture Growth BDC Corp., a Maryland corporation.

“Trademark License” means any written agreement granting to You any right to use any Trademark or Trademark registration now owned or hereafter acquired by any of You or in which any of You now hold or hereafter acquire any interest.

“Trademarks” means all of the following property now owned or hereafter acquired by any of You or in which any of You now hold or hereafter acquire any interest: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof and (b) reissues, extensions or renewals thereof.

“Trading with the Enemy Act” means the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.).

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions. Unless otherwise defined herein or in the other Loan Documents terms that are defined in the UCC and used herein or in the other Loan Documents shall have the meanings given to them in the UCC.

“Upon Request and Additional Approval” has the meaning given to it in Section 3.

“Warrant Agreements” means each of the Warrant Agreements dated the date hereof between You and each Lender and issued in connection with this Agreement and any other warrant agreement between You and any Lender issued in connection with this Agreement.

“Working Capital Intercreditor Agreement” means an intercreditor agreement entered into between Us (or Collateral Agent on behalf of Us) and the Working Capital Lender on terms acceptable to Us in Our sole discretion.

“Working Capital Lender” means a commercial bank regularly engaged in the business of lending money (excluding venture capital lenders, non-bank venture capital lenders, investment banking or similar institutions which sometimes engage in lending activities but which are primarily engaged in investments in equity securities) reasonably acceptable to Us and party to a Working Capital Intercreditor Agreement (either directly or through one or more administrative or collateral agents thereunder), including, without limitation, Silicon Valley Bank.

“Working Capital Loan Facility” means a formula based revolving line of credit and term loan provided by the Working Capital Lender pursuant to which the Working Capital Lender makes advances in an amount not to exceed $17,500,000, (including advances, bank services, letters of credit, contingent obligations and the like) provided that the line shall be also limited as follows: (i) not more than Two Million Five Thousand Two Hundred Ninety-Eight and 02/100 Dollars ($2,005,298.02) in outstanding term loan debt as of the Closing Date, which shall be permanently reduced by principal payments thereto following the Closing Date; (ii) not more than Five Million Dollars ($5,000,000) in term loan debt drawn following the Closing Date, which once drawn shall be permanently reduced by principal payments thereto following such draw; and (iii) up to Three Million Five Hundred Thousand Dollars ($3,500,000) for credit cards and other cash management services.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Exhibits, Annexes and Schedules, and not to any particular Section, subsection or other subdivision.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation,” the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by this Agreement and the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied.

(Signatures to Follow)

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first above written.

BORROWER:	You:	HIMS, INC.

	Signature:	/s/ Spencer Lee

	Print Name:	Spencer Lee

	Title:	Chief Financial Officer

Accepted in Menlo Park, California:

LENDERS:	TPVG:	TRIPLEPOINT VENTURE GROWTH BDC CORP.

	Signature:	/s/ Christopher M. Mathieu

	Print Name:	Christopher M. Mathieu

	Title:	Chief Financial Officer

COLLATERAL AGENT:		TRIPLEPOINT VENTURE GROWTH BDC CORP.

	Signature:	/s/ Christopher M. Mathieu

	Print Name:	Christopher M. Mathieu

	Title:	Chief Financial Officer

[SIGNATURE PAGE TO PLAIN ENGLISH GROWTH CAPITAL LOAN AND SECURITY AGREEMENT]

Table of Exhibits and Schedules

Exhibit A	Promissory Note

Exhibit B	Advance Request

Exhibit C	Certificate of Perfection

Exhibit D	Certificate of Compliance

Exhibit E	Form of Joinder Agreement

Exhibit F	Managerial Assistance Acknowledgement Letter

Schedule 1	Indebtedness and Liens; Investments

Schedule 2	Schedule of Documents

Schedule 3	Prohibition on Granting Security Interests

Schedule 4	Litigation

Schedule 5	Compliance with Applicable Laws

EXHIBIT A

PLAIN ENGLISH GROWTH CAPITAL PROMISSORY NOTE

[Part [_]]/[TPVG]

This is a Plain English Growth Capital Promissory Note dated ____________, 20__ by and between TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation, as lender (“Lender”), and HIMS, INC., a Delaware corporation and any other Person that executes a Joinder Agreement to become a borrower under the Loan Agreement, as borrowers (the “Promissory Note”). Unless otherwise specified, the words “You” and “Your” refer to HIMS, INC. and any other Person that executes a Joinder Agreement to become a borrower under the Loan Agreement, and not any individual, and HIMS, INC. and any other Person that executes a Joinder Agreement to become a borrower under the Loan Agreement, shall be jointly and severally liable for any and all of Your agreements and obligations under this Promissory Note.

This Promissory Note is one of the Promissory Notes referred to in, and is executed and delivered in connection with, the Plain English Growth Capital Loan and Security Agreement dated as of November __, 2019, by and between You, Lender, and the other Parties thereto, as the same may from time to time be amended, modified or supplemented in accordance with its terms (the “Loan Agreement”), and is entitled to the benefit and security of that Loan Agreement and the other documents executed in connection with all principal, interest, fees or other liabilities owed by You under the Loan Agreement and other Loan Documents (as defined in the Loan Agreement). All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.

PROMISSORY NOTE INFORMATION

Facility Name Growth Capital Loan Facility	Facility Number [****]	Promissory Note Number [****]	Principal Amount $________

Payment Amount [Months 1-XX: $_______] [Months 1-XX: interest only; Months XX-XX: $_____]	Loan Term __ months	Interest Rate [___%] [Prime Rate plus ___%, however, in no event shall the Prime Rate be less than ___%]	End of Term Payment $[___%]

Interim Payment $_______	Funding Date ________, 20__	First Payment Date ___________, 20__	Maturity Date _________, 20__

CONTACT INFORMATION

Name TriplePoint Venture Growth BDC Corp.	Address For Notices 2755 Sand Hill Rd., Ste. 150 Menlo Park, CA 94025 Tel: (650) 854-2090 Fax: (650) 854-1850	Contact Person Sajal Srivastava, President Tel: (650) 233-2102 Fax: (650) 854-1850 email: legal@triplepointcapital.com

Customer Name Hims, Inc.	Central Billing Address 1 Letterman Drive, Bld. C, Suite 3500 San Francisco, CA 94129	Contact Person Spencer Lee, CFO Tel: (310) 721-6995 Fax: N/A email: spencer@forhims.com

FOR VALUE RECEIVED, Each of You, jointly and severally, hereby promise to pay to the order of Lender or the holder of this Promissory Note at 2755 Sand Hill Road, Ste. 150, Menlo Park, CA, 94025 or such other place of payment as the holder of this Promissory Note may specify from time to time in writing, in lawful money of the United States of America, the principal amount of __________________________/100 Dollars ($_________________) together with interest at ___ percent (___%) per annum, subject to adjustment as set forth above and in the Loan Agreement, from the date of this Promissory Note to maturity of each installment on the principal remaining unpaid, such principal and interest to be paid as stated on Page 1 of this Promissory Note and as set forth in the Loan Agreement. In addition to Your final payment, You will pay Lender an amount equal to ______ percent (____%) of the principal amount of this Promissory Note. Interest shall be computed daily on the basis of a year consisting of 360 days for the actual number of days occurring in the period for which such interest is payable. Any payments made under this Promissory Note shall not be available for re-borrowing.

The aggregate outstanding principal balance of this Promissory Note shall be due and payable in full in immediately available funds on the Maturity Date, if not sooner paid in full.

You waive presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.

You will not, directly or indirectly, use the proceeds of any Advance(s) under this Promissory Note, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of any sanctions administered by OFAC, or in any other manner that would result in a violation of OFAC sanctions by any Person, including any Person participating in any capacity in any Advance(s) under this Promissory Note.

This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWERS

YOU:	HIMS, INC.

Signature:

Print Name:

Title:

EXHIBIT B

ADVANCE REQUEST

To:	TriplePoint Venture Growth BDC Corp., Date: _______________

        as a Lender and as Collateral Agent

2755 Sand Hill Road Ste 150

Menlo Park, CA 94025

Attention: Customer Administrations

Fax (650) 854-1850

HIMS, INC., a Delaware corporation, (“We” or “Us”), hereby request from Lenders an Advance under Part [___] in the amount of _________________ Dollars ($__________________) on ______________, _____ (at least five (5) Business Days from today) pursuant to the Plain English Growth Capital Loan and Security Agreement between the Parties (the “Loan Agreement”; capitalized terms not otherwise defined in this Advance Request shall be as defined in the Loan Agreement).

We instruct Lenders to please make the Advance under Advance Option ______. (Indicate Option A-U)

[in the event You are requesting an Advance under Advance Options A, B, C, D, E, F, G, H, I, J, K, L, M, Q, R or U, You shall have provided Us with written consent from the Working Capital Lender.]

We instruct each Lender, as to its Pro Rata Share of the Advance, to please:

(a)	Issue a check payable to Us ________

or

(b)	Transfer Funds to Our account ________

Bank:

Address:

ABA Number:

Account Number:

Account Name:

We represent, warrant and certify that:

•	No event or circumstance has occurred or exists which individually or together with any other event or circumstance, has had or could reasonably be expected to have a Material Adverse Effect;

•

The representations and warranties set forth in the Loan Agreement are and shall be true, complete and correct in all material respects on and as of the date the requested Advance is funded with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case, those representations and warranties remain true, complete and correct in all material respects as of such date), provided, however, that such materiality qualifiers shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

•	We are in compliance with all covenants set forth in Section 12 of the Loan Agreement;

•	We are in compliance with all the terms and provisions set forth in any document related to this Advance (including, without limitation, Sections 4 and 5 of the Loan Agreement);

•

As of the date hereof and the date of the funding of the requested Advance, no fact or condition exists that would (or, with the passage of time, the giving of notice, or both, would) constitute an Event of Default under the Loan Agreement;

•

We understand and acknowledge that each Lender has the right to review the financial information supporting this representation and based upon such review in its sole discretion it may decline to fund the requested Advance; and

•

The Certificate of Perfection executed on _____________, 20__, is true and correct as of the date of this Advance Request. [Attach an updated Certificate of Perfection as needed and insert the date that the Certificate of Perfection was executed on].

Executed this ______ day of _________________, _________ by:

YOU:	HIMS, INC.

Signature:

Print Name:

Title:

[SIGNATURE PAGE TO ADVANCE REQUEST]

EXHIBIT C

CERTIFICATE OF PERFECTION4

This Certificate of Perfection shall reference that certain Plain English Growth Capital Loan and Security Agreement dated as of November __, 2019, by and between TRIPLEPOINT VENTURE GROWTH BDC CORP., in its capacity as a Lender and in its capacity as Collateral Agent, HIMS, INC. and any other Person that executes a Joinder Agreement to become a borrower thereunder (the “Loan Agreement”). All terms not defined in this Certificate of Perfection shall have the same meanings as in the Loan Agreement. Pursuant to the terms of the Loan Agreement, each of HIMS, INC. and any other Person that executes a Joinder Agreement to become a borrower under the Loan Agreement hereby certifies, represents and warrants the following as of the date set forth below the signature to this Certificate of Perfection:

1.	Our current names and organizational status are as follows:

Name:

Type of Organization:

State of Organization:

Organization File Number:

Federal Employer Tax Identification Number:

Name:

Type of Organization:

State of Organization:

Organization File Number:

Federal Employer Tax Identification Number:

2.	Five (5) years prior to the date of this Certificate of Perfection, we did not do business under any other name or organization or form except the following:

Name:

Type of Organization:

State of Organization:

Organization File Number:

Federal Employer Tax Identification Number:

[4]	NTD: To be conformed to any corresponding changes to the Loan and Security Agreement.

Dates of Existence:

3.	Our fiscal year ends on _______________.

4.	Our current locations and the locations of all the Collateral are:

Chief Executive Office:

Principal Place of Business:

Locations of Collateral:

5.	The following is a list of any and all of our Affiliates and subsidiaries:

Name:

Type of Organization:

State of Organization:

Organization File Number:

Federal Employer Tax
Identification Number:

Your Ownership Interest:

6.	We and our subsidiaries currently maintain Deposit Accounts, other accounts holding Investment Property owned by us or such subsidiaries, and electronic accounts (such as PayPal or similar accounts) as follows:

Bank Name/Address	Account Holder Name	Account (Type & Number)

7.	We currently have the following commercial tort claims: ____________________.

8.	Attached is a current listing of all Patents, Patent applications, Patent Licenses, Trademarks, Trademark applications, Copyrights, Copyright applications and material Licenses of any of us.

(Signature Page to Follow)

HIMS, INC.

Signature:

Print Name:

Title:

Date:

[SIGNATURE PAGE TO CERTIFICATE OF PERFECTION]

EXHIBIT D

CERTIFICATE OF COMPLIANCE

This Certificate of Compliance shall reference that certain Plain English Growth Capital Loan and Security Agreement dated as of November __, 2019, by and between TRIPLEPOINT VENTURE GROWTH BDC CORP., in its capacity as a Lender and in its capacity as Collateral Agent, HIMS, INC. and any other Person that executes a Joinder Agreement to become a borrower thereunder (the “Loan Agreement”). All terms not defined in this Certificate of Compliance shall have the same meanings as in the Loan Agreement. Pursuant to the terms of the Loan Agreement, each of HIMS, INC. and any other Person that executes a Joinder Agreement to become a borrower under the Loan Agreement hereby certifies, the following as of the date set forth below the signature to this Certificate of Compliance:

•	Each of us is in compliance as of the date of this Certificate of Compliance with all required covenants unless otherwise noted and attached to this Certificate of Compliance.

•

Except as noted in an attached disclosure schedule, as of the date of this Certificate of Compliance all representations and warranties in the Loan Agreement are true and correct in all material respects except to the extent such representations and warranties expressly relate to an earlier date (in which case, those representations and warranties remain true as of such date).

Disclosure schedule with respect to the representations and warranties in the Loan Agreement:

____ None

____ See attached

•	Except as noted in an attached updated Certificate of Perfection, the Certificate of Perfection executed on _____________, 20__, is true and correct as of the date of this Certificate of Compliance.

Updated Certificate of Perfection:

____ None

____ See attached

HIMS, INC.

Signature:

Print Name:

Title:

Date:

EXHIBIT E

FORM OF JOINDER AGREEMENT

See attached.

EXHIBIT F

MANAGERIAL ASSISTANCE ACKNOWLEDGEMENT LETTER

See attached.

SCHEDULE 1

Indebtedness and Liens; Investments

INDEBTEDNESS

None.

LIENS

None.

INVESTMENTS

None.

SCHEDULE 2

SCHEDULE OF DOCUMENTS

See attached.

SCHEDULE 3

Prohibition on Granting Security Interest

None.

SCHEDULE 4

Litigation

Hims, Inc. received a letter dated August 1, 2019 from counsel representing Bausch Health, alleging that Hims, Inc. is violating the Food, Drug, and Cosmetic Act by marketing products they view as unapproved and outside the scope of the federal Food, Drug, and Cosmetic Act sections 503A and 503B. The letter demanded that Hims, Inc. cease the marketing of such products and did not specify a monetary demand, but threatened regulatory reporting to the FDA and related authorities and reserved the right to take additional actions, including initiation of a civil action. Hims, Inc. provided a written response to this letter via outside counsel on September 10, 2019 disagreeing with the allegations and analysis in the August 1, 2019 letter. There have been no further communications from King & Spaulding or Bausch Health on this matter.

Hims, Inc. received a letter dated August 8, 2019 from counsel representing Minted, LLC, alleging that breach of and interference with the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreements signed by certain individuals currently employed by Hims, Inc. during their prior employment by Minted, LLC. The letter did not state any monetary demand but asked for certain assurances from Hims, Inc. Hims, Inc. had several subsequent, amicable conversations with representatives of Minted, LLC, and there have been no further communications from Minted, LLC or its counsel on this matter since mid-August 2019.

In 2018, Icebreaker Health, Inc. (dba Lemonaid Health), a competitor of Hims, Inc., and its co-founder Ian Van Every, filed a series of complaints with state medical boards across the United States alleging non-compliance with applicable state laws by Hims, Inc. and/ its affiliated companies (including certain Practices, Dr. Brendan Levy, Dr. Anh Ho and Sappira Inc., together with Hims, Inc., the “Hims Affiliated Companies”). Hims, Inc. engaged outside counsel to represent the Hims Affiliated Companies in this matter, and counter-alleged that the complaints were false and frivolous, and filed for anti-competitive and malicious purposes. Hims, Inc. and Lemonaid Health conducted settlement discussions and pursuant to that certain Stipulation and Agreement, dated May 14, 2018, by and among the Hims Affiliated Companies, Lemonaid Health and Mr. Van Every, Lemonaid Heath and Mr. Van Every agreed to retract each medical board complaint and to notify each medical board that the applicable complaint was based on incorrect information, pursuant to the Retraction Letters attached to such Stipulation and Agreement as Exhibit B. Hims, Inc. has worked with outside counsel and local counsel (who were hired by Hims, Inc. to represent the individual physicians) to formally respond to each inquiry from the medical boards and most of these inquiries have now been resolved. Inquiries related to Lemonaid Health complaints remain pending in the following states against individual physicians and Hims, Inc. continues to work with counsel to resolve: Indiana, Missouri, and Rhode Island.

SCHEDULE 5

Compliance with Applicable Laws

Corporate Practice of Medicine and Fee Splitting. Hims, Inc. operates in a number of states that have prohibitions on the corporate practice of medicine and professional fee splitting. Hims, Inc. and the Practices have endeavored to structure and operate themselves in compliance with state laws governing the corporate practice of medicine and fee splitting and consistent with industry practice. However, these laws are not always interpreted or enforced consistently, and some state regulatory authorities could take the position that certain aspects of the arrangements between Hims, Inc. and the Practices do not comply with corporate practice of medicine and fee splitting requirements. If state regulatory authorities in multiple states were all to take such a position, it could have a Material Adverse Effect on Hims, Inc.

Anti-Kickback and Referal Statutes. Certain states in which Hims, Inc. and the Practices operate have statutes relating to the payment of “kickbacks” and/or the referral of individuals or business to or from health care providers. Hims, Inc. and the Practices have endeavored to structure and operate themselves in compliance with state laws governing kickbacks and referrals. However, Hims, Inc. currently generates all of the business for and makes certain operating loans available to the Practices, and it receives revenue in the form of certain platform and processing fees related to customers’ purchase of prescription products that are prescribed by Practice physicians and dispensed by third party pharmacies through the platform. A state regulatory authority could take the position that these arrangements are intended to create a kickback for the referral of patients. If state regulatory authorities in multiple states were all to take such a position, it could have a Material Adverse Effect on Hims, Inc.

Telemedicine. Hims, Inc. and the Practices have endeavored to ensure that they operate in compliance with applicable telemedicine laws and regulations in the states in which they offer services. However, telemedicine laws are rapidly evolving and often ambiguous, and state medical boards sometimes take positions that are inconsistent with the statutes and regulations currently in place. It is possible that a state medical board could take the position that the asynchronous telemedicine services provided by the Practices do not satisfy such state’s requirements for telemedicine. If state regulatory authorities in multiple states were all to take such a position, it could have a Material Adverse Effect on Hims, Inc.